As filed with the Securities and Exchange Commission on April [OPEN], 1999
                                                            File No.   333-67613
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                      ------------------------------------
                             WASHINGTON, D.C. 20549
                          Pre-Effective Amendment No. 2
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
         --------------------------------------------------------------

                         CITRUS FINANCIAL SERVICES, INC.
                 (Name of small business issuer in its charter)

           Florida                       6712                   65-0136504
-------------------------     ----------------------------   ----------------
(State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization) Classification Code Number)  Identification No.)

                     1717 Indian River Boulevard, Suite 100
                            Vero Beach, Florida 32960
                                 (561) 778-4100

                          (Address and telephone number
                         of principal executive offices)
                      ------------------------------------

                                Josh C. Cox, Jr.
                      President and Chief Executive Officer
                     1717 Indian River Boulevard, Suite 100
                            Vero Beach, Florida 32960
                                 (561) 778-4100
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                              Copies Requested to:

Herbert D. Haughton, Esq.     Neil E. Grayson, Esq.
or A. George Igler, Esq.      Nelson Mullins Riley & Scarborough, L.L.P.
Igler & Dougherty, P.A.       First Union Plaza, Suite 1400
1501 Park Avenue East         999 Peachtree Street, N.E.
Tallahassee, Florida 32301    Atlanta, Georgia 30309
(850) 878-2411 Telephone      (404) 817-6000 Telephone
(850) 878-1230 Facsimile      (404) 817-6225 Facsimile

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis as required by rule 415 under the Securities Act of 1933 check the following box. [ ]

If this form is filed to register additional securities for an offering as required by to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this form is a post-effective amendment filed as required by to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made as required by to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
===============================================================================================================================

             Title of                                               Proposed               Proposed
            each class                       Amount                  maximum                maximum
           of securities                      to be                 offering               aggregate             Amount of
         to be registered                  registered               price(1)           offering price(2)    registration fee(3)
----------------------------------- ------------------------ ---------------------- ---------------------- --------------------
Common Stock $3.15 par value               1,200,000                 $11.50               $13,800,000            $3,836.40
=================================== ======================== ====================== ======================  ===================

(1)      Maximum purchase price of stock to be issued.
(2) Estimated solely for the purpose of calculating the registration fee on the basis of the proposed maximum offering price per share.
(3)      Previously paid.

    The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a)
of the Securities Act of 1933 or until the registration statement shall become effective on the date the Commission, acting as required by to Section 8(a), may determine.
--------------------------------------------------------------------------------

                                           Subject to completion, April __, 1999


[GRAPHIC OMITTED]


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS


     Citrus Financial Services, Inc. is a bank holding company headquartered in Vero Beach, Florida. We are offering through our sales agent a minimum of 1,000,000 and a maximum of 1,200,000 shares of our common stock. Our offering is scheduled to end 90 days following the date of this prospectus. We may extend the offering for up to 90 additional days. We currently believe that the offering price will be between $10.50 and $11.50 per share. Following the offering, the common stock will be quoted on the OTC Bulletin Board. We have requested the symbol "CFHC".


    This is a risky investment. It is not a deposit or an account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. You should not invest in this offering unless you can afford to lose your entire investment. Some of the risks of this investment are described under the heading "Risk Factors" beginning on page 7.



    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                                                                Estimated
                                    Subscription              Underwriting              Proceeds to
                                       Price                   Commissions                Citrus
                                       -----                   -----------                ------
Per share                            $_________                 $_______                $_________
Minimum offering                     $_________                 $_______                $_________
Maximum offering                     $_________                 $_______                $_________


The proceeds to Citrus will be reduced by offering expenses estimated to be $________, including registration fees, legal and accounting fees, printing and other miscellaneous expenses.


                               [GRAPHIC OMITTED]











                 The date of this prospectus is April __, 1999.

[Inside Front Cover]

Location  map of  Citrus  locations  with  highlights  for  Dade  and  Highlands
Counties.

                               PROSPECTUS SUMMARY


We encourage you to read the entire prospectus carefully before investing.


         General. Citrus operates primarily through its wholly-owned subsidiary, Citrus Bank, N.A. which began banking operations on April 13, 1990. Citrus Bank operates from three full- service banking centers:

            o     the main office in Vero Beach, Florida,

            o     the Sebastian banking center in Sebastian, Florida, and

            o     the Barefoot Bay banking center, in Barefoot Bay, Florida.

         Our primary service area includes all of Indian River County and the southern portion of Brevard County, Florida. The major industries in this area include tourism, retail trade, citrus, insurance, health care, aircraft manufacturing and related industries, light industry, and real estate.

         Our Primary Business. Citrus' primary business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase investments. We offer various types of deposit accounts and loans for consumers and businesses. We also engage in mortgage banking activities, which include the origination, purchase and subsequent sale of residential mortgage loans.

         Use of Proceeds. We intend to use the proceeds of this offering to expand our community banking business through the formation of two new banks. We intend to create an organization of independently managed community banks that serve their respective local markets. We believe that many consumers and small businesses prefer to do business with a local bank rather than with a branch office of a bank located outside their community. These new banks will be run by local boards of directors. We have chosen Highlands County, Florida for our first new bank and Dade County, Florida for our second new bank. See "Business of Citrus - Citrus' Expansion Plans Include New Banks".

         We intend to use the first $5 million of the net minimum proceeds of the offering to capitalize our proposed Highlands County bank. We will locate the proposed bank in Sebring, Florida. We anticipate opening this new bank sometime during the third quarter of 1999.

         We are searching for a site for our proposed Dade County bank. We are currently focusing our search in the Coral Gables area, but we will also consider other communities in Dade County. We anticipate selecting a site for the new bank by May 1999. We anticipate opening the new bank in the fourth quarter of 1999. We intend to use an additional $5 million of the net minimum proceeds of this offering to capitalize our Dade County bank. See "Use of Proceeds".

         We will consider opportunities that may arise from time to time to open other new banks or to acquire other banks or branches, but we do not have any other specific expansion plans at this time. We anticipate that we would raise additional capital to open or acquire any other banks.

No Dividends Paid on Our Shares

         We have not paid a cash dividend since we began operations. We expect to retain our earnings to support growth and expansion into new business opportunities. We, therefore, do not expect to pay a cash dividend in the foreseeable future. See "Regulation and Supervision- Restrictions on Payment of Dividends".

The Offering

         Sales Agent and Fees to Participating Broker-Dealers. We have engaged Banc Stock Financial to assist us with this offering . We have agreed to pay Banc Stock Financial a sales commission for its services. See "Sales Agent Retained For This Offering".

         Determination of Offering Price. Our common stock is not publicly traded. Our board of directors, after consulting with Banc Stock Financial, determined the offering price per share after considering, among other criteria, Citrus' assets, market position, net worth, historical and projected earnings, book value and the last private trades reported to Citrus.

         Subscription Funds Will be Held in Escrow. We will deposit funds we receive during the offering with the escrow agent. The escrow agent, Independent Bankers' Bank of Florida, will hold these funds until we raise at least $10,000,000 in the offering. If we fail to raise at least $10,000,000 by the close of the offering, we will refund your subscription in full, together with any interest earned.

         Procedure for Subscribing for Common Stock. Investors who desire to participate in the offering must properly complete the order form which accompanies this prospectus. Subscribers must forward the order form with full payment of the aggregate subscription price to the escrow agent on or prior to the expiration date. If the U.S. Postal Service is used to forward order forms, we recommend that insured, registered mail, return receipt requested, be used. See "The Offering - Procedures for Subscribing for Common Stock".

         Duration of the Offering. We currently intend to close the offering on July [OPEN], 1999, but may extend the offering up to October [OPEN], 1999. We also may terminate the offering at any earlier time in our discretion.

         Preference in the Offering for Existing Shareholders. Citrus values its relationship with its shareholders and wants to ensure that its existing shareholders have the opportunity to participate in this offering. For this reason, Citrus has requested that Banc Stock Financial contact each of its existing shareholders to offer them the opportunity to purchase shares in the offering. In addition, Citrus has requested that Banc Stock Financial concentrate its sales efforts in Citrus' existing and proposed market areas.

         If the offering is oversubscribed, Citrus may, but is not required to, allocate shares among subscribers. Citrus may give a preference to existing shareholders, officers and directors. Citrus may also take into account other factors it considers relevant when determining preferences, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to Citrus and Citrus' desire to have a broad distribution of stock ownership. See, "The Offering - Citrus' Right and Flexibility for Allocation Preference if the Offering is Oversubscribed".

         Intentions of Citrus Executive Officers and Directors to Purchase Shares in the Offering. Our executive officers and directors have preliminarily indicated that collectively they intend to purchase approximately 25,000 shares of common stock in the offering, although they are under no obligation to do so. Any purchases by officers and directors in this offering will be made on the same terms as purchases by other investors. Our executive officers and directors or affiliates of Banc Stock Financial may purchase up to 100% of the shares in the offering if necessary to help us achieve the minimum subscription level necessary to release subscription proceeds from escrow. See - "Beneficial Ownership of Common Stock".

Investor Dilution per Share

         The book value of our shares was $6.77 on December 31, 1998. Purchasers of common stock in the minimum offering will experience an immediate dilution of $2.44, or 22.2%, in book value per share of the common stock from the assumed public offering price of $11.00 per share. In the maximum offering, this dilution would be $2.28, or 20.7%, in book value per share.

         In connection with our initial stock offering, we issued purchase warrants which, when adjusted for the various stock splits and if fully exercised, would result in an additional 469,772 shares being issued at $6.31 per share. In addition, we have granted stock options periodically to officers and employees of Citrus at exercise prices equal to fair market value at the date of grant. As of December 31, 1998, officers and employees held stock options to purchase 62,613 shares of common stock outstanding at an exercise price of $6.31 per share. See "Immediate Dilution In Book Value Per Share".

Possible Difficulties Selling Our Stock

         Our common stock is not listed on any exchange and there currently is not an active market for the shares. We expect that our shares will be quoted on the OTC Bulletin Board following the offering. The OTC Bulletin Board is a quotation service for subscribing members and should not be confused with the NASDAQ Stock Market or a national securities exchange. Securities are traded on the OTC Bulletin Board by a community of market makers through a closed computer network. The Securities and Exchange Commission's order-handling rules do not apply to OTC Bulletin Board securities. Unlike the NASDAQ or other exchanges, the OTC Bulletin Board:

            o     does not impose listing standards;

            o     does not provide automated trade executions;

            o     does not maintain relationships with quoted issuers; and

            o     does not have the same requirements for market makers.

Although we expect our shares will be quoted on the OTC Bulletin Board, we cannot assure you that an active and liquid trading market for the common stock will develop or, that if a market is developed, it will be maintained.

         We intend to apply to Nasdaq to have our securities listed on the Nasdaq SmallCap Market as soon as we meet the qualification requirements. We believe it will be at least one year before we will meet all of the requirements for listing. We cannot assure you that we will be able to meet the requirements, or that the listing requirements for the Nasdaq SmallCap Market will not have changed by that time.

Information on the Offering

         If you have questions concerning the offering, contact Banc Stock Financial at the Stock Sales Center at (800) 733-2265.

                            SUMMARY OF FINANCIAL DATA
                (Dollars in thousands, except per share figures)

         The  information   contained  in  this  table,  and  elsewhere  in  the
prospectus, reflects the May 1998 10% stock split and the January 1997 20% stock split.

                                                                                     At or For the Period Ended
                                                                                     --------------------------
                                                                                             December 31,
                                                                                             ------------

At the Period End:
                                                                                        1998             1997
                                                                                        ----             ----
Assets   .......................................................................   $   84,051       $   69,098
Loans held for investment.......................................................   $   53,009       $   46,691
Loans held for investment, net of allowance
     for credit losses..........................................................   $   52,548       $   49,260
Deposits........................................................................   $   76,703       $   62,601
Stockholders' equity............................................................   $    6,447       $    5,822
Book value per share............................................................   $     6.77       $     6.11
Shares outstanding..............................................................      952,296          952,296
Outstanding warrants to purchase one share of
   common stock.................................................................      469,772          469,772
Vested stock options outstanding................................................       62,613           62,613
Equity-to-assets ratio..........................................................        7.67%            8.43%
Nonperforming assets-to-total assets ratio......................................        1.06%            2.19%

For The Period:
                                                                                       Year Ended December 31,
                                                                                       -----------------------
                                                                                        1998             1997
                                                                                        ----             ----
Total interest income...........................................................   $    6,452       $    5,514
Net interest income.............................................................   $    3,488       $    2,763
Net income......................................................................   $      564       $      250
Return on average assets........................................................        0.72%            0.37%
Return on average equity........................................................        9.13%            4.46%
Average equity-to-average assets ratio..........................................        7.92%            8.28%
Noninterest expenses to average assets..........................................        3.86%            4.10%

Yield and Rates:

Loans held for investment.......................................................         9.9%             9.6%
Securities......................................................................         5.4%             5.7%
Other interest-earning assets...................................................         7.9%             7.2%
All interest-earning assets.....................................................         9.0%             8.9%
Deposits........................................................................         4.8%             4.7%
Other borrowed funds............................................................         5.5%             5.7%
Net interest margin.............................................................         4.9%             4.9%

                                  RISK FACTORS

The occurrence of some of the following could reduce our profitability and return on equity and may cause the value of our stock to fall. You should not invest in the common stock unless you can afford to lose some or all of your investment. Before investing, we encourage you to read this entire prospectus, including the following risk factors.

Failure To Implement Our Expansion Plans Could Affect Profitability

         We intend to expand our business by opening two new banks. The success of this strategy depends on our ability to identify and integrate new and existing locations and acceptable management teams. It also depends on our ability to generate enough new deposits and loans for these locations to become profitable. Our inability to identify suitable locations or management teams following this offering will reduce our profitability and return on equity.

We May Fail To Obtain Regulatory Approvals For The New Banks

         Before the proposed new banks may open, we must obtain regulatory approvals. We plan to file applications for these approvals in the second quarter of 1999. Although we anticipate these applications will receive preliminary approval during the second or third quarter of 1999, there is a risk that we will fail to do so. Any significant delay or the failure to obtain any of the approvals required will result in an increase in expenses and may reduce the amount of our capital, potential revenues, and income.

If We Do Not Use The Proceeds As Planned, We Could Use Them In a Way That You May Not Believe Is As Effective

         Citrus is raising between $10.3 and $12.3 million in this offering, after expenses. Depending upon the amount raised, we intend to use between $5 million and $6 million to establish each new bank. We will have significant discretion regarding how and when the proceeds will be applied toward the expansion of our business. If we do not obtain regulatory approvals to open the new banks, but reach the minimum offering threshold, we will use the offering proceeds for the other purposes described under "Use of Proceeds", including the opening of new branches and internal growth. Our failure to apply these funds effectively, however, could have a material adverse effect on our profitability. For additional information, see "Use of Proceeds".

Our New Banks Will Initially Lose Money

         Neither of our new banks is open and, therefore, neither has any operating history. The operations of new businesses are always risky. We expect our new banks to incur large initial expenses. Although we expect both banks to become profitable in their second year, there is a risk that they may never become profitable. We estimate that each new bank may lose as much as $300,000 before becoming profitable.

The Banking Business is Highly Competitive

         Our primary service area encompasses all of Indian River County and Barefoot Bay. Competition among financial institutions in this area is highly competitive. As of February 1999, there were 47 banking offices and 10 offices of savings and loan associations in this area. In the event we are unable to compete effectively for customers, our profitability may be reduced.

Banks Are Highly Regulated and Are at a Disadvantage Compared to Many of Their Non- Bank Competitors

         We operate in a highly regulated environment and are supervised and examined by several federal regulatory agencies. Federal laws and regulations govern matters ranging from deposit insurance premiums to the maintenance of adequate capital for our general business operations. Many of these regulations are intended to protect depositors or the FDIC and not shareholders.

         Many of our competitors are non-banks which are larger and have greater resources than we do. Generally, our non-bank competitors are not as heavily regulated as we are and may have greater flexibility in competing for business. Some of the non-bank competitors are:

   o  Credit unions    o  Securities firms        o  Insurance companies

   o  Mutual funds     o  Mortgage brokers        o  Consumer finance companies

         For additional information, see "Business-Competition".

Anti-Takeover Provisions in Our Articles of Incorporation Make it More Difficult For Persons to Make Offers to Acquire Control of Citrus That You May Want to Consider

         In many cases, shareholders receive a premium for their shares when a company is purchased by another. However, state and federal law, and our articles of incorporation and bylaws make it more difficult for anyone to purchase control of Citrus Financial without approval of our board of directors. For a discussion of some of these provisions, see "Regulation and Supervision" and "Summary of Articles of Incorporation of Citrus".

Our Board of Directors Owns a Majority of Our Shares and Will be Able to Make Decisions That You May be Opposed to

         Before this offering, our directors and executive officers as a group owned more than a majority of our common stock. Even after the offering, our directors and executive officers will still own sufficient shares to have a significant influence on the election of board members and on the direction of Citrus. This continued influence may negatively affect the price of our shares. For additional information, see "Beneficial Ownership Of Common Stock".

We Are Authorized to Issue Preferred Stock Which, if Issued, May Adversely Affect Your Voting Rights and Reduce the Market Price of the Common Stock

         We are authorized by our articles of incorporation to issue shares of preferred stock without the consent of the shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, the payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights which are senior to common stock may reduce the price of our shares. We do not, however, plan to issue any shares of preferred stock at this time.

The Limited Trading Market For Our Shares Following the Offering May Make it Difficult For You to Sell Your Stock

         Prior to this offering, there has been only limited trading activity in our shares. Although we expect that an active trading market will develop following the offering there is a risk that no market or only a limited market will develop. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this is a relatively small offering and our directors and officers own a substantial number of our shares, after the offering we still may not have enough shareholders or outstanding shares to support an active trading market. Without an active trading market, shareholders may find it difficult to find buyers for their shares. See "Market For Common Stock".

Directors May Make Decisions Which Are Not in the Best Financial Interests of the Shareholders

         Florida law requires directors of a Florida corporation to act in the best interests of the corporation, not the shareholders. Florida law provides that directors, when discharging this duty, may consider all factors a director deems relevant. The consideration of these factors may result in board of director action which may not be in the best financial interests of Citrus' shareholders. For further information, see page 65.

We Face Risks Relating to Year 2000 Readiness

         Like many financial institutions, we rely upon computers for conducting our business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers will be unable to read or interpret the new year and there may be widespread computer malfunctions. Wide-spread malfunctions would be disruptive to our operations, as well as the operations of our customers. These disruptions would affect our ability to compete and reduce our profitability. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations - Year 2000".


                           FORWARD LOOKING STATEMENTS

         This prospectus contains "forward looking statements" relating to future economic performance, plans and objectives of management for future operations. It also contains projections of revenues and other financial items that are based on the beliefs of Citrus' management, as well as information currently available to Citrus' management. The words "expect," "estimate," "anticipate," and "believe," as well as similar expressions, are intended to identify forward looking statements. Actual results may differ materially from those contained in the forward looking statements.

                                 USE OF PROCEEDS

         Citrus estimates that the net proceeds it will receive from the sale of the common stock in this offering, assuming a public offering price of $11.00 per share, will be approximately $10,270,534 based on the minimum offering of 1,000,000 shares and $12,316,534 based on the maximum offering of 1,200,000 shares. Offering expenses and sales agent commissions are estimated to be approximately $729,466 for the minimum offering and $883,466 for the maximum offering. The net proceeds to be raised in the offering and the actual amount of expenses incurred in the offering will depend upon the number of shares of common stock sold and may differ from these estimates.

         We intend to use the net proceeds for the establishment of two new banks and to capitalize each of these banks with between $5 million if we complete the minimum offering and $6 million if we complete the maximum offering. Each of our new banks will use these funds to repay organizational and pre-opening expenses, to acquire a site and construct and furnish its facilities, and to commence business. Because Citrus has not yet identified any specific expansion sites or entered into any agreements for the acquisition or the construction of facilities, we cannot determine with certainty the cost to open each new bank. The actual costs could be significantly higher than estimated.

         Management will have significant discretion regarding when the proceeds will be applied toward the expansion of Citrus' business. In the event our expansion plans are delayed or curtailed for any reason, Citrus will deploy the proceeds of the offering in alternative investments, such as loans or securities, in order to maximize returns. Also, in that event, Citrus may utilize some portion of the proceeds to open branches of Citrus Bank. Citrus believes that the offering proceeds, together with all other sources of financing currently available to it, are sufficient to sustain its proposed activities for at least 12 months following the offering.

          Pending the application of proceeds in the manner set forth above, the
net   proceeds   will   initially   be   invested   by  Citrus  in   short-term,
interest-bearing securities.

         The following table illustrates the use of proceeds based upon a minimum and a maximum offering:

                                       Shares                  Shares
         Use of Proceeds             1,000,000         %      1,200,000        %
         ---------------             ---------       -----    ---------       ---

Estimated Net Proceeds             $10,270,534      100.0%  $12,316,534      100.0%
                                   ===========      ======  ===========      ======

Capital for new banks              $10,000,000       97.37% $12,000,000       97.43%
General corporate purposes             270,534        2.63%     316,534        2.57%
                                   -----------      ------  -----------      ------
         Total Use of Proceeds     $10,270,534      100.0%  $12,316,534      100.0%
                                   ===========      ======  ===========      ======

         The following is a schedule of estimated expenditures each proposed bank will make from the proceeds of the sale of its capital stock to Citrus, assuming a minimum offering:

     Organizational expenses of the proposed bank
       including application, legal and consulting fees.......      $   150,000

     Pre-opening expenses of the proposed bank
       including salaries, occupancy and other expenses.......          100,000

     Acquisition of bank premises (land and site
       improvements only).....................................          850,000

     Furniture, fixtures and equipment........................          150,000

     Cash, investments and other assets.......................        3,750,000
                                                                      ---------

              Total uses of capital...........................       $5,000,000
                                                                     ==========

     The above described expenditures are estimates only and assume the proposed banks will commence operations sometime during the third and fourth quarter of 1999. Actual expenses may exceed these amounts. We will charge organizational and pre-opening costs to expense when incurred.


                            CAPITALIZATION OF CITRUS

     The following table sets forth the consolidated capitalization of Citrus as of December 31, 1998, and as adjusted to give effect to the sale of a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of common stock offered, at an assumed public offering price of $11.00 per share, net of estimated offering expenses. The data does not include 532,385 shares of common stock issuable under the terms of the outstanding stock options and stock warrants at an average exercise price of $6.31 per share, assuming all options were currently exercisable.

                                                                                        As Adjusted  As Adjusted
                                                                                        for Minimum  for Maximum
                                                                                Actual   Offering(1)  Offering(1)
                                                                                ------   -----------  -----------
                                                                                        (dollars in thousands)
Borrowings:
FHLB advances 5.76% maturing over 1 year                                      $    217    $    217    $    217
                                                                              ========    ========    ========

Stockholders' equity:
Preferred Stock, $5.00 par value, authorized and
    unissued 1,000,000 shares                                                 $   --      $   --      $   --
Common Stock, $3.15 par value, 10,000,000 shares authorized, 952,296 issued and outstanding (1,952,296 shares at the minimum offering
    and 2,152,296 shares at the maximum offering)                                3,007       6,157       6,787
Additional paid-in capital                                                       3,149      10,270      11,686
Retained earnings                                                                  324         324         324
Net unrealized holding losses on securities                                        (33)        (33)        (33)
                                                                              --------    --------    --------

Total stockholders' equity                                                    $  6,447    $ 16,718    $ 18,764
                                                                              ========    ========    ========

Total capitalization                                                          $  6,664    $ 16,935    $ 18,981
                                                                              ========    ========    ========

                 NO ESTABLISHED MARKET FOR CITRUS' COMMON STOCK

         There is currently no established public trading market in the common stock. Citrus is aware of only limited trades occurring recently in its shares, with the range of prices between $10.00 to $11.00 per share.

         Following the offering the common stock will be traded on the OTC Bulletin Board under the trading symbol "CFHC". Banc Stock Financial has advised Citrus that upon completion of the offering it intends to act as a "market maker" in the common stock. However, Banc Stock Financial is not required to do so and Banc Stock Financial may discontinue any market making activity at any time without notice. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions at those quoted prices, all under various securities laws and other regulatory requirements. The development of a public trading market depends, however, on the existence of willing buyers and sellers, the presence of which is not within the control of Citrus, Banc Stock Financial, or any market maker.

         We intend to list the common stock on the Nasdaq SmallCap Market as soon as we meet the requirements to do so, but we do not expect to meet these listing requirements for at least one year following the offering. The decision whether to apply for listing remains in the discretion of Citrus. We cannot, however, assure you that we will apply for or be accepted for listing within any particular period of time, if at all. See "Risk Factors - Limited Trading Market". As of the date of this prospectus, Citrus' shares of common stock are held by approximately 490 shareholders.


                   IMMEDIATE DILUTION IN BOOK VALUE PER SHARE

         At December 31, 1998, Citrus had a book value of approximately $6.5 million, or $6.77 per share. Book value per share represents the amount of Citrus' stockholders' equity divided by the number of shares of common stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma book value per share of common stock immediately after completion of the offering. The following table illustrates the per share dilution to new investors after (a) giving effect to the sale by Citrus of a minimum of 1,000,000 shares and a maximum of 1,200,000 shares of common stock in this offering, at an assumed public offering price of $11.00 per share, (b) deducting estimated offering expenses, and (c) giving effect to the application of the estimated net proceeds as set forth under "Use of Proceeds":


                                                        Minimum                 Maximum
                                                        Offering                Offering
                                                  ---------------------  -----------------------

Assumed public offering price per share .........            $   11.00               $   11.00
Book value per share at December 31, 1998 ....... $    6.77              $    6.77
Increase per share attributable to new investors.      1.79                   1.95
                                                       ----                   ----
Pro forma book value per share after the offering                 8.56                    8.72
Dilution per share to new investors..............            $    2.44               $    2.28
                                                             =========               =========

         The following tables set forth on a pro forma basis, as of December 31, 1998, (a) the number of shares of common stock purchased from Citrus prior to the offering and the number of shares purchased in the offering, and (b) the total consideration and average price per share paid to Citrus with respect to common stock held by the existing shareholders of Citrus and to be paid by new investors in the offering, based upon an assumed public offering price of $11.00 per share.

         Based on the maximum offering:

                                                    Shares Purchased           Total Consideration       Average Price
                                                    ----------------           -------------------       -------------
                                                  Number         Percent       Amount        Percent       Per Share
                                                  ------         -------       ------        -------       ---------
Existing shareholders.......................       952,296         44.2%     $  6,156          31.8%        $  6.46
New investors...............................     1,200,000         55.8        13,200          68.2          $11.00
                                                 ---------       ------      --------        ------
         Total..............................     2,152,296        100.0%      $19,356         100.0%
                                                 =========        =====       =======         =====

         Based on the minimum offering:

                                                     Shares Purchased         Total Consideration       Average Price
                                                     ----------------         -------------------       -------------
                                                    Number      Percent       Amount        Percent       Per Share
                                                    ------      -------       ------        -------       ---------
Existing shareholders.......................       952,296         48.8%     $  6,156          35.9%        $  6.46
New investors...............................     1,000,000         51.2        11,000          64.1          $11.00
                                                 ---------       ------      --------       -------
         Total..............................     1,952,296        100.0%      $17,156         100.0%
                                                ==========       ======       =======        ======


         Organizers, founders and proposed directors received in the initial offering, for no additional consideration, warrants to purchase additional shares of common stock at $6.31 per share. Warrant holders may exercise their warrants at any time until April 13, 2000, at which time any warrants not exercised will expire. The foregoing tables assume no exercise of any outstanding warrants or outstanding stock options. As of the date of this prospectus, there are outstanding options to purchase 62,613 shares of common stock and outstanding warrants to purchase 469,772 shares of common stock, all at an exercise price of $6.31 per share. If all outstanding options and warrants are exercised, the pro forma book value per share immediately after the minimum offering would be $8.08 and after the maximum offering would be $8.24. These amounts represent a potential total dilution per share to investors in this offering of $2.92 in the minimum offering and $2.76 in the maximum offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data for the years ended December 31, 1998 and 1997, are derived from the financial statements and other data of Citrus. The selected financial data should be read in conjunction with the financial statements of Citrus, including the financial statement notes, included elsewhere herein (data in thousands except per share).

                                                                                      At or for the
                                                                                 Years Ended December 31,
                                                                                 ------------------------
                                                                                    1998        1997
                                                                                    ----        ----
Statement of Operations Data:
     Total interest income                                                      $  6,452     $  5,514
     Total interest expense                                                        2,941        2,482
     Net interest income before provision for credit losses                        3,511        3,032
     Provision for credit losses                                                      23          269
     Net interest income after provision for credit losses                         3,488        2,763
     Noninterest income                                                              421          399
     Noninterest expense                                                           3,007        2,775
     Provision for income taxes                                                      338          137
     Net income                                                                      564          250

Balance Sheet Data:
     Total assets                                                               $ 84,051     $ 69,098
     Earning assets                                                               76,470       61,599
     Investment securities                                                         5,982        9,283
     Loans held for investment(1)                                                 53,009       49,691
     Allowance for loan losses                                                       461          431
     Loans held for sale                                                           8,291          847
     Deposit accounts                                                             76,703       62,601
     Stockholders' equity                                                          6,447        5,822

Share Data:(2)(3)
     Basic earnings per share                                                   $   0.59     $   0.26
     Diluted earnings per share                                                     0.48         0.21
     Book value per share (period end)                                              6.77         6.11
     Weighted average shares outstanding
         Used for basic earnings per share                                           952          948
         Used for diluted earnings per share                                       1,179        1,168

Performance Ratios:
     Return on average assets                                                       0.72%        0.37%
     Return on average equity                                                       9.13%        4.46%
     Interest-rate spread during the period                                         4.20%        4.17%
     Net interest margin                                                            4.92%        4.88%
     Efficiency(4)                                                                 76.53%       80.88%

Asset Quality Ratios:
     Allowance for credit loan losses to period end loans held for investment       0.87%        0.87%
     Net charge-offs to average loans held for investment                          (0.01)%       0.40%
     Nonperforming assets to period end loans held for investment and
         foreclosed property                                                        1.67%        3.02%
     Nonperforming assets to period end total assets                                1.06%        2.19%

Capital and Liquidity Ratios:(5)
     Average equity to average assets                                               7.92%        8.28%
     Leverage (4.00% required minimum)                                              7.33%        7.93%
     Risk-based capital:
         Tier 1                                                                     9.94%       10.82%
         Total                                                                     10.71%       11.68%
     Average loans held for investment to average deposits                         82.32%       93.42%

----------------------------
(1) Loans held for investment are stated net of unearned income but, before allowance for credit losses.
(2) Net income per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and options using treasury stock method.
(3) Book value per share excludes the effect of any outstanding stock warrants and options.
(4) Efficiency is determined by dividing noninterest expense by the sum of net interest income before provision for credit losses and other income, net of gains and losses on sales of assets.
(5)      Capital and liquidity ratios are for Citrus Bank, not Citrus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     Citrus is a bank holding company and owns 100% of the common stock of Citrus Bank. Citrus was incorporated under the laws of the State of Florida on May 19, 1989, to enhance Citrus Bank's ability to serve its future customers' requirements for financial services.

     Citrus Bank began its business operations on April 13, 1990, in a permanent facility located at the corner of Indian River Boulevard and 17th Street, Vero Beach, Florida. The facility is a three-story office condominium, the first floor of which is owned by Citrus Bank. Citrus Bank operates a branch office at 1020 U.S. 1, Sebastian, Florida, which began operations in February 1993 and another branch office located at 1020 Buttonwood Street, Barefoot Bay, Florida, which began operations in September 1996.

     We have grown over the last two years:

                               December 31,
                               ------------
                              1996     1998
                              ----     ----
                        (dollars in thousands)
Assets                      $66,416   $84,051
Loans held for investment    46,463    53,009
Loans held for sale           4,561     8,291
Deposits                     58,646    76,703
Stockholders equity           5,427     6,447

     The following discussion should be read in conjunction with the preceding "Selected Consolidated Financial Data" and Citrus' financial statements and the financial statement notes and the other financial data included elsewhere in this prospectus.

                              Results of Operations

Net Income

     Citrus' net income for the year ended December 31, 1998, was $564,000, or $0.59 per share, as compared to $250,000, or $0.26 per share, for the year ended December 31, 1997. This improvement reflects Citrus' continued growth, as average earning assets increased to $71.4 million during 1998 as compared to $62.2 million during 1997. This improvement also reflects a provision for credit losses for the year ended December 31, 1998 of $23,000 versus $269,000 for the year ended December 31, 1997. The increase in average earning assets resulted in an increase in net interest income before provision for credit losses of $479,000, or 15.8%, for 1998 over 1997. In addition, noninterest income increased 5.5%, to $421,000, in 1998 as compared to $399,000 in 1997. This improvement resulted primarily from deposit account charges resulting from the growth in deposits. The increases in net interest income and noninterest income were partially offset by an increase of $232,000 in noninterest expense for 1998 as compared to 1997, which resulted from increases in staffing costs, a full year of the courier service, and general growth experienced at Citrus Bank. The return on average assets for the year ended December 31, 1998, improved to 0.72% as compared with 0.37% in 1997.

         Citrus' net income was $250,000, or $0.26 per share, for the year ended December 31, 1997, as compared to $85,000, or $0.09 per share, for the year ended December 31, 1996. The improvement in net income from 1996 to 1997 resulted primarily from a $347,000 increase in net interest income, which is attributable to Citrus' growth, higher net interest margins, and improved asset quality during these periods. Total assets at December 31, 1997, were $69.1 million as compared to $66.4 million at December 31, 1996. Average earning assets increased to $62.2 million during 1997 as compared to $56.4 million during 1996. Average total asset growth was principally attributable to a net increase in average loans of $4.6 million during 1997.

         A $28,000 increase in noninterest income in 1997 as compared to 1996 also contributed to the improvement in net income. Increases in noninterest income resulted from increased deposit and related account charges associated with an increase in deposit balances of $4.0 million from year-end 1996 to year-end 1997. The increases in net interest income and noninterest income were partially offset by a $202,000 increase in noninterest expense. All components of noninterest expense increased with the exception of other miscellaneous expenses. The increases in expenses primarily result from increases in staff during this period, increased costs associated with the new banking center opened in September 1996, the new courier service, and other equipment acquisitions, upgrades, and repairs.

Net Interest Income

         The largest component of net income for Citrus is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support its assets. Net interest income is determined by the rates earned on Citrus' interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

         Net interest income was $3.5 million for the year ended December 31, 1998, as compared to $2.8 million for the year ended December 31, 1997. This
26.2% increase reflected the substantial growth of Citrus' loan portfolio between these periods. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 4.2% for both 1998 and 1997. Net interest margin (which is net interest income divided by average interest-earning assets) remained at 4.9% for 1998 and 1997. Total average loans (including loans held for sale and investment) grew at a faster pace in 1998 versus 1997 than other earning assets. During 1998, total average loans increased 17.6% over 1997 total average loans as compared with 3.4% for all other earning assets over the same period. This resulted in a moderate increase in the average yield on total earning assets from 8.9% in 1997 to 9.0% in 1998. Loans typically provide a higher yield than the other types of earning assets and thus one of Citrus' goals is to continue to grow the loan portfolio as a percentage of total earning assets. The increase in the yield on average earning assets was partially offset by an increase in the rate paid on interest-bearing liabilities to 4.8% in 1998 as compared to 4.7% in 1997. Increases in average savings of $3.0 million and average time deposits of $5.4 million, both of which typically pay higher rates than transaction accounts, contributed to the increase in overall rates on interest-bearing liabilities.

         Net interest income totaled $2.8 million in 1997 and $2.3 million in 1996. Net interest spread was 4.2% in 1997 as compared to 4.1% in 1996. Citrus' net interest margin also increased to 4.9% in 1997 as compared to 4.8% in 1996. The net interest spread and net interest margin increased from 1996 to 1997 primarily because of a slight increase in the average yield on loans held for investment of 9.6% in 1997 as compared with 9.5% in 1996, and no change in the average rates paid on interest-bearing liabilities. Also, the total amount of earning assets increased by $5.8 million between the two periods.

         Average Balances, Income and Expenses, and Rates. The following table depicts, for the periods indicated, certain information related to Citrus' average balance sheet and its average yields on assets and average costs of liabilities. Yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages and nonaccrual loans have been included in net loans held for investment.


Average Balances, Income and Expenses, and Rates (dollars in thousands)

                                                                           Years Ended December 31,
                                                               1998                                       1997
                                                              Interest    Average                         Interest  Average
                                              Average         and          Yield/         Average        and        Yield/
                                              Balance       Dividends       Rate          Balance     Dividends      Rate
                                              -------       ---------       ----          -------     ---------      ----
Earning assets:
     Interest-earning deposits             $       42       $       2       4.8%       $       51    $       3        5.9%
     Taxable securities                         7,990             430       5.4%            9,549          544        5.7%
     Federal funds sold                         4,600             245       5.3%            2,621          140        5.3%
     Loans held for sale                        9,546             879       9.2%            1,540          159       10.3%
     Loans held for investment, net            49,223           4,896       9.9%           48,425        4,668        9.6%
                                              -------          ------                     -------       ------

         Total earning assets                  71,401           6,452       9.0%           62,186        5,514        8.9%
                                                               ------                                   ------

Non-earning assets                              6,568                                       5,523
                                            ---------                                     -------

         Total assets                         $77,969                                     $67,709
                                              =======                                     =======

Interest-bearing liabilities:
     NOW and money market deposits           $  7,237             141       1.9%         $  7,578          152        2.0%
     Savings                                    7,441             248       3.3%            4,491          147        3.3%
     Time deposits                             45,120           2,496       5.5%           39,768        2,125        5.3%
     Other borrowings                           1,017              56       5.5%            1,016           58        5.7%
                                             --------        --------                    --------      -------

         Total interest-bearing liabilities    60,815           2,941       4.8%           52,853        2,482        4.7%
                                                              -------                                   ------

Noninterest-bearing liabilities                10,978                                       9,247
Stockholders' equity                            6,176                                       5,609
                                             --------                                    --------

         Total liabilities and
           stockholders' equity               $77,969                                     $67,709
                                              =======                                     =======

Net interest income before provision
  for credit losses                                            $3,511                                   $3,032
                                                               ======                                   ======

Interest-rate spread                                                        4.2%                                      4.2%
                                                                            ====                                      ====

Net interest margin                                                         4.9%                                      4.9%
                                                                            ====                                      ====

Ratio of average earning assets to
  average interest-bearing liabilities         117.4%                                      117.7%
                                               ======                                      ======


         Analysis of Changes in Net Interest Income. The following tables present the dollar amount of changes in interest income and interest expense attributable to changes in volume and the amount attributable to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.




                                                                                        For the Year Ended December 31, 1998
                                                                                        vs. the Year Ended December 31, 1997
                                                                                        Increase (Decrease) Due to:
                                                ----------------------------------------------------------------------------
                                                                                        Volume/
                                                Volume            Rate                  Rate            Total
                                                ------            ----                  ----            -----
                             (dollars in thousands)
Earning assets:
    Interest-earning deposits                  $   (1)        $     (1)             $    1          $    (1)
    Taxable securities                            (89)             (30)                  5             (114)
    Federal funds sold                            106                 -                 (1)              105
    Loans held for sale                           827              (17)                (90)              720
    Loans held for investment, net                 77               149                  2               228
                                                -----              ----             ------              ----

         Total earning assets                     920               101               (83)               938
                                                 ----              ----              ----              -----

Interest-bearing liabilities:
    NOW and money market deposits                  (7)              (4)                  -              (11)
    Savings                                        97                 3                  1               101
    Time deposits                                 286                75                 10               371
    Other borrowings                                -               (2)                  -               (2)
                                               ------            -----              ------           ------

         Total interest-bearing liabilities       376                72                 11               459
                                                 ----            ------              -----              ----

         Net interest income before             $ 544              $ 29              $ (94)            $ 479
                                                =====              ====              =====             =====
            provision for credit losses

                                                                                        For the Year Ended December 31, 1997
                                                                                        vs. the Year Ended December 31, 1996
                                                                                        Increase (Decrease) Due to:
                                                ----------------------------------------------------------------------------

                                                                 Volume/
                                                Volume            Rate             Rate                 Total
                             (dollars in thousands)
Earning assets:
    Interest-earning deposits                  $   (3)          $   (1)             $    -           $   (4)
    Taxable securities                            (25)                7                  -              (18)
    Federal funds sold                             86                 -                  -                86
    Loans held for sale                          (167)             (12)                  6             (173)
    Loans held for investment, net                590                53                  7               650
                                                 ----            ------              -----            ------

         Total earning assets                     481                47                 13               541
                                                 ----            ------              -----            ------

Interest-bearing liabilities:
    NOW and money market deposits                 (10)              (8)                  -              (18)
    Savings                                        71                10                 14                95
    Time deposits                                 129               (8)                 (1)              120
    Other borrowings                               (5)                2                  -               (3)
                                               ------            ------           --------          -------

         Total interest-bearing liabilities       185               (4)                 13               194
                                                -----           ------              ------            ------

         Net interest income before             $ 296              $ 51            $     -             $ 347
                                                =====              ====            =======             =====
            provision for credit losses

         Interest Sensitivity. Citrus monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by Citrus is the measurement of Citrus' interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities whose interest rates may be repriced within a given period of time. Citrus also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Citrus can manage interest rate sensitivity by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. Citrus evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk. The following table illustrates Citrus' interest rate sensitivity at December 31, 1998, as well as the cumulative gap position at December 31, 1998 and 1997 (dollars in thousands). Footnotes listed on next page:

                                                                               December 31, 1998
                                                            More Than
                                                                Three        More Than
                                                 Three         Months         One Year
                                                Months         to One          to Five      Over Five
                                               Or Less           Year            Years          Years         Total
                                               -------           ----            -----          -----         -----
Assets
     Earning assets
         Interest-earning deposits         $        9 $           -      $          -    $         -    $         9
         Federal funds sold                     9,200             -                 -              -          9,200
         Securities(1)                              -             -             5,596            386          5,982
         Loans held for sale                    8,291             -                 -              -          8,291
         Loans held for investment(2)          14,945         7,206            24,359          6,478         52,988
                                              -------      --------           -------        -------        -------

              Total earning assets             32,445         7,206            29,955          6,864         76,470
                                              -------      --------           -------         ------        -------

Liabilities
     Interest-bearing deposits
         NOW and money market deposits(1)       7,147             -                 -              -          7,147
         Savings deposits (1)                   8,423             -                 -              -          8,423
         Certificates of deposit               15,235        28,784             3,721              -         47,740
                                              -------       -------            ------    -----------        -------
              Total interest-bearing deposits  30,805        28,784             3,721              -         63,310

     Other borrowings                               -             -               217              -            217
                                         ------------ -------------         ---------   ------------      ---------

              Total interest-bearing
                 liabilities                   30,805        28,784             3,938              -         63,527
                                              -------     ---------          --------   ------------        -------

Interest-sensitive gap per period             $ 1,640       $(21,578)         $26,017        $ 6,864        $12,943
                                              =======       ========          =======        =======        =======

Cumulative gap at December 31, 1998           $ 1,640       $(19,938)         $ 6,079        $12,943
                                              =======       ========          =======        =======

Ratio of cumulative gap to total earning
     assets at December 31, 1998                 2.1%         (26.1)%            7.9%          16.9%
                                                 ====         =======            ====          =====

Ratio of cumulative gap to total assets
     at December 31, 1998                        2.0%         (23.7)%            7.2%          15.4%
                                                 ====         =======            ====          =====

Cumulative gap at December 31, 1997          $(5,970)      $  (6,643)        $    259       $  9,314
                                             =======       =========         ========       ========

Ratio of cumulative gap to total earning
     assets at December 31, 1997               (9.7)%         (10.8)%            0.4%          15.1%
                                               ======         =======            ====          =====

Ratio of cumulative gap to total assets
     at December 31, 1997                      (8.6)%          (9.6)%            0.4%          13.5%
                                               ======          ======            ====          =====

(1) Investments were scheduled through their contractual maturity dates. Excludes noninterest-bearing deposit accounts. Money market, NOW, and savings deposits were regarded as maturing immediately. All other time deposits were scheduled through the maturity dates.
(2) In preparing the table above, adjustable-rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans were scheduled according to their contractual maturities. Nonaccrual loans of $141,000 were excluded from above.

         Citrus generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. Citrus currently is liability sensitive over the three months to one year time frame. This negative sensitivity gap of $21.6 million results principally from the growth in six-month certificates of deposit used to fund increases in variable-rate loans. Management anticipates that as the mix of fixed-rate to variable-rate loans stabilizes over the next few months, this negative gap will decline to be more consistent with historical levels. However, Citrus' gap analysis is not a precise indicator of its interest sensitivity position.

         The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive position is not as indicative of Citrus' true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Credit Losses

         Citrus has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be valid. Thus, we cannot give assurances that charge-offs in future periods will not exceed the allowance for credit losses or that additional increases in the allowance for credit losses will not be required.

         Asset Classification. Commercial banks are required to review and, when appropriate, classify their assets on a regular basis. The Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, condition, and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes a specific reserve for the full amount of the portion of the asset classified as loss. All or a portion of general credit loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for credit losses generally do not qualify as regulatory capital. Assets that do not warrant classification in the aforementioned categories, but possess weaknesses, are classified as special mention and are monitored by Citrus.

         At December 31, 1998, Citrus had 12 loans totaling $448,000 that were classified as substandard or doubtful. At December 31, 1998, Citrus had no loss assets to be charged-off.

         Allowance for Credit Losses. The allowance for credit losses is established through a provision for credit losses charged against income. Loans are charged against the provision when management believes that the collectibility of the principal is unlikely. The provision is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration certain factors including changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions.

         At December 31, 1998, the allowance for credit losses amounted to $461,000, or 0.87%, of outstanding loans held for investment. The allowance for credit losses for loans held for investment amounted to $431,000 at December 31, 1997, or 0.87%, of loans held for investment. Citrus' provision for credit losses was $23,000 for the year ended December 31, 1998, and $269,000 for the year ended December 31, 1997. The provisions were made based on management's assessment of general credit loss risk and asset quality. For 1998, the provision includes the credit adjustment discussed in the following paragraph.

         During the first quarter of 1998, Citrus settled litigation involving a significant problem loan. As a result of this settlement, Citrus recorded a credit provision of $96,000 for the quarter ended March 31, 1998. The Comptroller of the Currency had previously mandated that this credit be written down prior to resolution of Citrus' lawsuit against the borrower. While management disagreed with the amount of the adjustment made in 1997, the effect on financial condition and results of operations was not considered material.

         No separate allowance for credit losses has been established for loans held for sale since these loans are purchased for amounts up to 98% of the note amount. Substantially all of these loans have take-out commitments in place at the time purchased by Citrus, and these loans meet Citrus' guidelines.

         Citrus discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition has deteriorated to the point that the collection of interest is doubtful. Generally, Citrus will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

         A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for credit losses.

         The following table sets forth the information with respect to activity in Citrus' allowance for credit losses for loans held for investment during the periods indicated (dollars in thousands):

                                                                                    At December 31,
                                                                                    ---------------
                                                                              1998                 1997
                                                                              ----                 ----

         Allowance at beginning of period                                  $   431              $   354
                                                                           -------              -------

         Charge-offs:
              Real estate loans                                                 -                   167
              Installment loans                                                35                    19
              Credit cards and related plans                                   10                    16
              Commercial and all other loans                                    -                    10
                                                                       ----------              --------
         Total charge-offs                                                     45                   212
                                                                         --------               -------

         Recoveries:
              Real estate loans                                                43                     -
              Installment loans                                                 8                    15
              Credit cards and related plans                                    -                     5
              Commercial and all other loans                                    1                     -
                                                                       ----------            ----------
         Total recoveries                                                      52                    20
                                                                        ---------              --------

         Provision for credit losses charged
            to operations                                                      23                   269
                                                                        ---------               -------

         Allowance at end of period                                       $   461               $   431
                                                                          =======               =======

         Ratio of net charge-offs during the period to
            average loans outstanding during the period                      0.0%                  0.4%
                                                                             ====                  ====

         The following table sets forth certain information on nonaccrual loans and real estate owned, the ratio of nonaccrual loans and real estate owned to total assets as of the dates indicated, and certain other related information (dollars in thousands):

                                                                                   At December 31,
                                                                                   ---------------
                                                                            1998                      1997
                                                                            ----                      ----
Nonaccrual loans held for investment:
     Real estate loans                                                 $       -                  $   601
     Installment loans                                                         2                       10
     Credit cards and related plans                                            -                        -
     Commercial and all other loans                                          139                      172
                                                                         -------                  -------
Total nonaccrual loans held for investment                                   141                      783
                                                                         -------                  -------

Accruing loans held for investment over 90 days delinquent:
     Real estate loans                                                       228                      336
     Installment loans                                                        23                        5
     Credit cards and related plans                                            -                        -
     Commercial and all other loans                                          108                        -
                                                                         -------               ----------
Total accrual loans held for investment
   over 90 days delinquent                                                   359                      341
                                                                         -------                  -------

Troubled debt restructurings not included above                                -                        -
                                                                      ----------              -----------

Total nonperforming loans held for investment                                500                    1,124
                                                                         -------                  -------

Other real estate owned:
     Real estate acquired by foreclosure or deed in lieu
         of foreclosure                                                      390                      390
                                                                         -------                 --------
     Total nonperforming loans held for investment and
          other real estate owned                                         $  890                   $1,514
                                                                          ======                   ======

     Total nonperforming loans held for investment
         as a percentage of total loans                                     0.9%                     2.3%
                                                                            ====                     ====
     Total nonperforming loans held for investment
         as a percentage of total assets                                    0.6%                     1.6%
                                                                            ====                     ====
     Total nonperforming loans held for investment
         and other real estate owned as a percentage
            of total assets                                                 1.1%                     2.2%
                                                                            ====                     ====

Troubled debt restructurings and modified loans held for investment:

     Current                                                             $   685                   $1,525
     Past due over 30 days and less than 90 days                               -                        -
     Past due over 90 days and included above                                  -                      303
                                                                      ----------                 --------

                                                                         $   685                   $1,828
                                                                         =======                   ======

         Loans on which interest was not being accrued totaled $141,000 at December 31, 1998, and $783,000 at December 31, 1997. Had interest been accrued on these nonaccrual loans at originally contracted rates, interest income, before income taxes, would have been increased by approximately $13,000 at December 31, 1998, and $100,000 at December 31, 1997.

         The nonaccrual commercial loans held for investment at December 31, 1997, totaling $172,000, were not classified impaired. Citrus' management anticipated a settlement of litigation in early-1998 covering the single largest nonaccrual commercial loan of $154,000, which represented approximately 90% of the total nonaccrual commercial loans held for investment at December 31, 1997. The settlement in excess of $154,000 was received, which resulted in Citrus recording a credit provision of $96,000 for the quarter ended March 31, 1998, as previously mentioned.

         Of the $141,000 in nonaccrual loans held for investment at December 31, 1998, loans totaling $85,000 were classified by management as impaired. The remaining nonaccrual loans held for investment totaling $56,000 were considered adequately capitalized by Citrus' management and were not classified as impaired because management expects to recover substantially all of the balances owed. However, these loans remain on nonaccrual status in accordance with Citrus' policy.

         The following table sets forth the recorded investment in impaired loans and the related valuation allowance for each loan category as of December 31, 1998. At December 31, 1997, no loans held for investment were classified as impaired and for December 31, 1998 and 1997, no loans held for sale were classified as impaired.

                                       Total       Amount of
                                     Impaired      Valuation
                                       Loans       Allowance
                                       -----       ---------
December 31, 1998:
    Commercial real estate              $--          $--
    Residential real estate              --           --
    Commercial loans                     85           43
    Consumer loans                       --           --
                                        ---          ---

    Total impaired loans held
         for investment                 $85          $43
                                        ===          ===

         All of the impaired loans at December 31, 1998 were measured using management's current estimate of fair value of the collateral. The average loans held for investment classified as impaired totaled $4,000 in 1998 and $-0- in 1997. No material amounts of interest were recorded in 1998 or 1997 for impaired loans.

         The following table presents information regarding Citrus' total allowance for credit losses on loans held for investment as well as the allocation of specific amounts to the various categories of loans (dollars in thousands):



                                                                         At December 31,
                                                     ---------------------------------------------------------
                                                                 1998                          1997
                                                     ---------------------------------------------------------
                                                                      Loans                          Loans
                                                                         to                             to
                                                                      Total                          Total
                                                        Amount        Loans           Amount         Loans
                                                        ------        -----           ------         -----
     Loans held for investment:
           Commercial real estate loans                  $ 101          33%          $ 103             30%
           Residential real estate loans                    31          35%             28             40%
           Commercial loans                                257          24%            218             21%
           Consumer loans                                   72           8%             82              9%
                                                        ------        -----         ------           -----

           Total allowance for credit losses             $ 461         100%          $ 431            100%
                                                         =====         ====          =====            ====

           Allowance for credit losses as a
              percentage of the total loans
              held for investment outstanding                         0.87%                          0.87%
                                                                      =====                          =====


Noninterest Income and Expense

         Noninterest Income. Citrus' primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer, and official check fees.

         Total noninterest income increased by $22,000 during 1998 as compared to the same period in 1997, reflecting increased activity fees related to increases in deposit balances. Fees and service charges were $350,000 for 1998 as compared to $327,000 for 1997, an increase of $23,000. Noninterest income for the year ended December 31, 1997, was $399,000 as compared to $371,000 for 1996. This increase is primarily a result of the growth in deposit account balances and the related deposit account fees. These fees amounted to $327,000 in 1997 as compared to $316,000 in 1996. The increase in fees and service charges is reflected in the overall growth in deposit accounts with transaction fees. Noninterest-bearing deposit accounts increased from $6.7 million at December 31, 1995, to $13.4 million at December 31, 1998.

         Noninterest Expense. Total noninterest expense increased by $232,000 during 1998 as compared to the same period in 1997 as a result of Citrus' continued growth. This increase includes a $186,000 increase in salary and benefits expense, as Citrus employed additional employees and provided normal salary and benefit increases. Occupancy-related expenses increased $92,000 in 1998 as compared with the same period in 1997, principally due to higher maintenance expenses, depreciation, operating costs for the new courier service, and Year 2000 expenses. All other expenses were generally flat or moderately higher, except that a significant reduction in professional fees of $155,000 was realized due to lower legal and professional costs associated with the resolution of two problem credits, which contributed to the overall decrease in other operating expenses of $46,000 from 1997 to 1998.

         Noninterest  expense  increased  from $2.6  million  for the year ended
December 31, 1996, to $2.8 million for the year ended December 31, 1997. Salaries and benefits were up $138,000 to $1,280,000 reflecting additions to staff for the new armored car service as well as several staff additions to complement loan and deposit growth. This increase also reflects a full year's staff expense on the Bank's Barefoot Bay Center that opened in September 1996. Occupancy expenses increased $12,000 from 1996 largely representing expenses related to the new banking center. Furniture and equipment expenses were up $53,000 primarily attributable to the new banking center and the armored car service as well as computer equipment repairs and upgrading. Miscellaneous expenses remained largely unchanged at $1,043,000. Legal expenses, primarily for the aforementioned problem credits, increased to $221,000 from $155,000 in 1996 and make up the largest single other operating expense. Offsite computer services accounted for $178,000 of the expenses and was up from $156,000 in 1996.

         The following table sets forth the primary components of other operating expenses for the periods indicated (dollars in thousands):

                                                                         For the Years Ended
                                                                             December 31,
                                                                         -------------------
                                                                       1998                1997
                                                                       ----                ----
     Advertising and public relations                               $      72           $      69
     Professional fees                                                    133                 288
     Data processing                                                      158                 153
     Stationery, printing, and supplies                                    73                  58
     Insurance                                                             30                  24
     Telephone                                                             50                  40
     Other miscellaneous expenses                                         481                 411
                                                                    ---------           ---------

                                                                     $    997             $ 1,043
                                                                     ========             =======

Income Tax Expense

         The income tax provision was $338,000 for the year ended December 31, 1998, or an effective rate of 37.5%. The income tax provision for the year ended December 31, 1997 was $137,000, an effective rate of 35.4%.

                         Analysis of Financial Condition

Earning Assets

         Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of Citrus' goals is for loans to be the largest category of Citrus' earning assets. At December 31, 1998 and 1997, loans (including loans held for sale and investment) accounted for 80% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans held for investment averaged $49.2 million during 1998, as compared to $48.4 million in 1997. Loans held for sale have averaged $9.5 million during 1998, as compared with $1.5 million in 1997. The growth in average loans held for sale reflects management's emphasis on expanding Citrus' table funding loan program and a favorable market for mortgage loan originations and refinancings during 1998. See discussion at "Origination, Purchase, Sale and Repayment of Loans".

         The following table shows the composition of the Bank's loan portfolio by category (dollars in thousands):

                          Composition of Loan Portfolio

                                                       At December 31,
                                                       ---------------
                                               1998                     1997
                                       ----------------------   --------------------
                                                   Percent of               Percent of
                                       Amount        Total       Amount       Total
                                       ------        -----       ------       -----
Loans held for investment:
     Commercial real estate           $ 17,556           33%    $ 15,008          30%
     Residential real estate            18,358           35%      20,067          40%
     Commercial loans                   12,868           24%      10,330          21%
     Consumer loans                      4,347            8%       4,312           9%
                                      --------     --------     --------    --------
                                        53,129          100%      49,717         100%
                                                    ========                 ========
Deferred fees, net                        (120)                      (26)
Allowance for credit losses               (461)                     (431)
                                          ----                      ----
     Loans held for investment, net   $ 52,548                  $ 49,260
                                      ========                  ========

Residential real estate:
     Loans held for sale              $  8,291                  $    847
                                      ========                  ========

         In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. Citrus follows the common practice of financial institutions in Citrus' market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, Citrus limits its loan-to-value ratio to 80%. Citrus' largest category of loans, residential mortgage loans, totaled $18.4 million and represented 35% of the loan portfolio at December 31, 1998, compared to $20.1 million and 40% at December 31, 1997. A significant portion of mortgage loans are made to finance owner-occupied real estate. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

     The  following   table  reflects  the  contractual   principal   repayments
(excluding nonaccrual loans of $141,000) by period of Citrus' loan portfolio at December 31, 1998 (dollars in thousands):

                                                        More Than
                                                            Three        More Than
                                                           Months         One Year
                                              Three        to One          to Five        Over Five
                                             Months          Year            Years            Years         Total
                                             ------          ----            -----            -----         -----
Loans held for investment:
     Commercial real estate                $ 4,282         $1,009         $ 11,356          $   909         $17,556
     Residential real estate                 2,682          3,707            6,858            5,111          18,358
     Commercial loans                        6,298          2,238            3,837              356          12,729
     Consumer loans                          1,683            252            2,308              102           4,345
                                         ---------       --------        ---------         --------        --------

     Total before unearned income          $14,945         $7,206          $24,359           $6,478         $52,988
                                           =======         ======          =======           ======         =======

Loans held for sale:
     Residential real estate              $  8,291      $       -     $          -       $        -        $  8,291
                                          ========      =========     ============       ==========        ========

Loans held for investment with maturities over one year:
     Fixed rate                                                                                             $17,590
     Variable rate                                                                                           13,247

     Total maturities greater than
       one year - loans held for investment                                                                 $30,837
                                                                                                            =======


         Scheduled contractual principal repayments of loans do not reflect the actual life of our loans. The average life of loans historically has been substantially less than their average contractual terms due to prepayments. In addition, due-on-sale clauses on mortgage loans generally give Citrus the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property secured by the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan rates. Of the $30.8 million in loans held for investment due after December 31, 1999, 57% of these loans have fixed interest rates and 43% have adjustable interest rates.

         Origination, Purchase, Sale, and Repayment of Loans. Citrus generally originates loans on real estate located in Florida. Residential mortgage loan originations by Citrus are attributable to depositors, other existing customers, advertising, mortgage brokers, and referrals from real estate brokers and developers. Citrus' residential mortgage loans generally are originated to ensure compliance with documentation and underwriting standards which permit their sale to the Federal National Mortgage Association and other investors in the secondary market.

         Citrus also purchases loans from real estate mortgage brokers located in Florida. These loans conform to the same underwriting guidelines as those for loans originated by Citrus. Substantially all of these loans are purchased with takeout commitments from unrelated third party investors and are generally sold to these investors within 30 days of acquisition. See "Business Of Citrus - Table Funding Loan Program".

         Citrus engages in the sale of fixed-rate loans and ARM loans to provide liquidity and funding sources for higher yielding loans. The following table sets forth total loans purchased, originated, repaid, and sold during the periods indicated (dollars in thousands).

                                                                              For the Years Ended
                                                                                  December 31,
                                                                                  ------------
                                                                            1998             1997
                                                                            ----             ----
Originations - loans held for investment:
     Commercial real estate loans                                      $   4,623        $   8,277
     Residential mortgage loans                                            6,571            4,427
     Commercial loans                                                     16,156            7,027
     Consumer loans                                                        3,675            3,425
                                                                      ----------        ---------

     Total originations of loans held for investment                      31,025           23,156

Less:
     Principal reductions                                                 27,613           19,936
                                                                       ---------         --------

     Increase in total loans held for investment                      $    3,412        $   3,220
                                                                      ==========        =========

Originations and purchases - loans held for sale                        $171,223         $ 25,320
Less: loans sold                                                         163,779           29,034
                                                                       ---------        ---------

     Increase (decrease) in total loans held for sale                 $    7,444        $ (3,714)
                                                                      ==========        ========


         Investment Securities. The investment securities portfolio is a significant, although declining, component of Citrus' total earning assets. Total securities averaged $8.0 million for 1998 and $9.5 million in 1997, as compared to $10.0 million in 1996. This represents 11% of the average earning assets for 1998, 15% of the average earning assets for 1997, and 18% of the average earning assets for 1996. Citrus attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as Citrus continues to emphasize increasing the percentage of the loan portfolio to total earning assets. Citrus primarily invests in U.S. Treasury securities and securities of other U.S. Government agencies with maturities up to five years.

         The investment portfolio is comprised primarily of U.S. Treasury and U.S. Government agency securities and mortgage-backed securities. According to Financial Accounting Standards No. 115, investment portfolio is categorized as either "held-to-maturity," "available-for-sale," or "trading." Investments held-to-maturity represent those investments which Citrus has the positive intent and ability to hold to maturity. These investments are carried at amortized cost. Investments available-for-sale represent those investments which may be sold for various reasons including changes in interest rates and liquidity considerations. These investments are reported at fair market value with unrealized gains and losses being reported as a separate component of stockholders' equity, net of income taxes. Trading securities are held primarily for resale and are recorded at their fair values. Unrealized gains or losses on trading securities are included immediately in earnings. At December 31, 1998 and 1997, Citrus had no securities categorized as trading.

         Investment Portfolio. The following table sets forth the carrying value of Citrus' investment portfolio (dollars in thousands):

                                                                                                 At December 31,
                                                                                                 ---------------
                                                                                             1998              1997
                                                                                             ----              ----
         Securities available-for-sale:
              U. S. Government agency securities                                          $ 1,618           $ 1,104
              Mortgage-backed securities                                                    2,671             4,265
              Other                                                                           386               427
                                                                                         --------         ---------

                  Total                                                                   $ 4,675           $ 5,796
                                                                                          =======           =======

         Securities held-to-maturity:
              U. S. Government agency securities                                         $    481           $ 1,474
              Mortgage-backed securities                                                      826             1,762
              Other                                                                             -               251
                                                                                      -----------          --------

                  Total                                                                   $ 1,307           $ 3,487
                                                                                          =======           =======

         The following table sets forth the amortized cost of Citrus' investment portfolio at the dates indicated (dollars in thousands):
                                                                                                 At December 31,
                                                                                                 ---------------
                                                                                            1998               1997
                                                                                            ----               ----
         Securities available-for-sale:
              U. S. Government agency securities                                          $ 1,600           $ 1,101
              Mortgage-backed securities                                                    2,734             4,396
              Other                                                                           386               427
                                                                                        ---------         ---------

                  Total                                                                   $ 4,720           $ 5,924
                                                                                          =======           =======

         Securities held-to-maturity:
              U. S. Government agency securities                                         $    481           $ 1,474
              Mortgage-backed securities                                                      826             1,762
              Other                                                                             -               251
                                                                                      -----------         ---------

                  Total                                                                   $ 1,307           $ 3,487
                                                                                          =======           =======

         Investment Securities Maturities. The following table sets forth, by maturity distribution, certain information pertaining to the securities held to maturity portfolio as follows (dollars in thousands):

                                                After One Year  After Five Years
                            One Year or Less   to Five Years     to Ten Years      Over Ten Years      Total
                            ----------------   -------------     ------------      --------------      -----
                             Carrying Average Carrying  Average Carrying Average Carrying  Average Carrying  Average
                                Value  Yield     Value   Yield     Value   Yield    Value   Yield     Value   Yield
                                -----  -----     -----   -----     -----   -----    -----   -----     -----   -----
December 31, 1998:
U. S. Government
     agency securities       $     -    0.0%   $2,099     5.0%$       -     0.0%$        -   0.0%   $2,099     5.0%
Mortgage-backed securities         -    0.0%      560     6.2%    1,970     5.9%     967     5.2%    3,497     5.7%
Other                              -    0.0%         -    0.0%        -     0.0%     386     5.4%      386     5.4%
                             -------        ----------         --------          -------           -------

         Total               $     -    0.0%   $2,659     5.3%   $1,970     5.9%  $1,353     5.2%   $5,982     5.5%
                             =======           ======            ======           ======            ======

December 31, 1997:
U. S. Government
     agency securities        $1,496    4.5%  $   605     6.2%  $   477     3.9%$        -   0.0%   $2,578     4.8%
Mortgage-backed securities       599    5.1%      859     5.6%      197     5.8%   4,372     5.6%    6,027     5.6%
Other                            251    5.2%         -    0.0%        -     0.0%     427     6.6%      678     6.1%
                             -------        ----------         --------          -------           -------

         Total                $2,346    4.7%   $1,464     5.9%  $   674     4.5%  $4,799     5.7%   $9,283     5.4%
                              ======           ======           =======           ======            ======


         Short-Term Investments. Short-term investments, which consist of federal funds sold and securities purchased under agreements to resell and interest-bearing deposits, averaged $4.6 million in 1998 as compared to $2.7 million in 1997 and to $1.1 million in 1996. At December 31, 1998, short-term investments totaled $9.2 million and $2.6 million at December 31, 1997. During 1998, management has intentionally sought to increase certificates of deposit to support expected loan growth. The additional funds generated from recent certificate of deposit promotions will be deployed into higher earning assets during 1999. These funds are a primary source of Citrus' liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits and Other Interest-Bearing Liabilities

         Average interest-bearing liabilities grew $8.0 million, or 15%, to $60.8 million for 1998, which reflects the general growth in Citrus Bank. Average interest-bearing liabilities increased approximately $4.4 million, or 9%, to $52.9 million in 1997, from $48.4 million in 1996.

         Deposits. Average interest-bearing deposits totaled $59.8 million for 1998, an increase of 15% over 1997. Average interest-bearing deposits increased approximately $4.5 million, or 9%, to $51.8 million in 1997, from $47.4 million in 1996, and end of period total noninterest-bearing deposits increased $2.6 million, or 32%, to $10.7 million in 1997 from $8.1 million in 1996. At December 31, 1998, total deposits were $76.7 million, compared to $62.6 million at December 31, 1997, an increase of 23%.

         Deposits are attracted principally from Citrus' primary market area and do not contain any concentrations from any one depositor or related group of depositors. Citrus offers a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money market accounts, regular savings accounts, term certificate accounts, and retirement savings plans. Certificate of deposit rates are set to encourage longer maturities as cost and market conditions will allow. Deposit account terms vary, with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate offered.

         Other Sources of Funds. In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales, and securities sold under agreements to repurchase. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources, such as deposits at less than projected levels and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.

         Citrus has emphasized commercial banking relationships in an effort to increase demand deposits as a percentage of total deposits. Citrus' courier service began operations in the fourth quarter of 1997. The courier service will serve Citrus' business customers primarily in Indian River County.

         Management sets the deposit interest rates weekly based on a review of deposit flows for the previous week, and a survey of rates among direct competitors and other financial institutions in Florida. The following table shows the distribution of, and certain other information relating to, Citrus' deposit accounts by type at the date indicated (dollars in thousands). Footnote follows on next page:

                                                           At December 31,
                                                           ---------------
                                                1998                           1997
                                                ----                           ----
                                                   Percent of                   Percent of
                                           Amount       Total        Amount         Total
                                           ------       -----        ------         -----

     Demand deposits                      $13,393       17.4%       $10,723         17.1%
     NOW deposits                           4,121        5.4%         3,701          5.9%
     Money market deposits                  3,026        3.9%         4,095          6.5%
     Savings deposits                       8,423       11.0%         5,993          9.6%
                                        ---------      ------     ---------       -------

         Subtotal                          28,963       37.7%        24,512         39.1%
                                         --------      ------       -------        ------

     Certificates of deposit:
         3.00% - 3.99%                        913        1.2%           192          0.3%
         4.00% - 4.99%                      3,490        4.6%         3,669          5.9%
         5.00% - 5.99%                     42,123       54.9%        33,934         54.2%
         6.00% - 6.99%                      1,214        1.6%           294          0.5%
                                        ---------     -------    ----------       -------

         Total certificates of
            deposit(1)                     47,740       62.3%        38,089         60.9%
                                         --------     -------      --------        ------

     Total deposits                       $76,703      100.0%       $62,601        100.0%
                                          =======      ======       =======        ======

(1) Includes individual retirement accounts ("IRA") totaling $3,173,000 and $3,117,000 at December 31, 1998 and 1997, all of which are in the form of certificates of deposit.

         Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for Citrus' loan portfolio and other earning assets. Citrus' core deposits were $66.3 million at December 31, 1998, $54.5 million at December 31, 1997, and $47.9 million at December 31, 1996. Management anticipates that a stable base of deposits will be Citrus' primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Jumbo certificates ($100,000 and over) mature as follows (dollars in thousands):

                                                                                            At December 31,
                                                                                            ---------------
                                                                                         1998           1997
                                                                                         ----           ----
         Due three months or less                                                     $ 2,861       $  2,850
         Due over three months to twelve months                                         7,237          3,681
         Due over twelve months to three years                                            100          1,548
         Due over three years                                                             179              -
                                                                                    ---------   ------------

                  Total                                                               $10,377        $ 8,079
                                                                                      =======        =======

Other time deposits under $100,000 mature as follows (dollars in thousands):

                                                                                             At December 31,
                                                                                             ---------------
                                                                                          1998          1997
                                                                                          ----          ----
         Due three months or less                                                      $12,374      $  8,803
         Due over three months to twelve months                                         21,547        11,604
         Due over twelve months to three years                                           2,778         9,603
         Due over three years                                                              664             -
                                                                                    ---------- -------------

                  Total                                                                $37,363       $30,010
                                                                                       =======       =======

         The  following  table sets forth the net deposit flows of Citrus during the periods indicated (dollars in thousands):
                                                                                            At December 31,
                                                                                            ---------------
                                                                                        1998               1997
                                                                                        ----               ----
         Net increase before interest credited                                        $11,319            $ 1,498
         Net interest credited                                                          2,783              2,457
                                                                                     --------           --------

                  Net deposit increase                                                $14,102            $ 3,955
                                                                                      =======            =======

         Customers with large certificates of deposit tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions fund their balance sheets in part through large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, Citrus does not accept brokered deposits.

         Borrowings. Citrus Bank has a line of credit master agreement with the FHLB of Atlanta that enables Citrus Bank to borrow up to $10,000,000. These advances are collateralized by the Bank's FHLB stock and a blanket floating lien consisting of wholly-owned residential (1-4 units) first mortgage loans. At
December 31, 1998, there were no advances outstanding under this line. In addition to the line of credit arrangement, Citrus Bank had fixed FHLB advances outstanding as follows (dollars in thousands):

                                                                           At December 31,
                                                                           ---------------
     Maturity Date                  Interest Rate                     1998                1997
     -------------                  -------------                     ----                ----
         2000                           5.26%                     $      -               $ 167
         2003                           5.76%                          217                 266
                                                                    ------             -------
                                                                     $ 217               $ 433
                                                                     =====               =====

         Interest expense on the line of credit and other FHLB advances amounted to approximately $54,000 for 1998 and $56,000 for 1997.

Citrus' Regulatory Capital Position

         Total stockholders' equity as of December 31, 1998, was $6.4 million, an increase of $625,000 or approximately 11% compared with stockholders' equity of $5.8 million as of December 31, 1997. This increase was attributable to net income for the year ended December 31, 1998, of $564,000, and a $61,000, net increase in the market value of investment securities available-for-sale.

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve grants an exemption from these requirements for bank holding companies with less than $150 million in consolidated assets, and therefore Citrus' capital is currently measured only at Citrus Bank level. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses except for certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

         Banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. Citrus Bank exceeded their minimum regulatory capital ratios as of December 31, 1998, as reflected in the following table. The following table sets forth Citrus Bank's regulatory capital position at December 31, 1998 (dollars in thousands):




                                                  Actual               Minimum(1)         Well-Capitalized(2)
                                             Amount     %          Amount      %           Amount        %
                                             ------     -          ------      -           ------        -
As of December 31, 1998:
Total Capital (to Risk-Weighted Assets)     $ 6,476    10.71%     $ 4,839     8.00%       $ 6,049       10.00%
Tier 1 Capital (to Risk-Weighted Assets)    $ 6,015     9.94%     $ 2,420     4.00%       $ 3,630        6.00%
Tier 1 Capital (to Average Assets)          $ 6,015     7.33%     $ 3,283     4.00%       $ 4,104        5.00%

------------------------
(1)  The minimum required for adequately capitalized purposes.

(2)  To  be  "well-capitalized"   under  the  FDIC's  Prompt  Corrective  Action
     regulations.

Management of Citrus' Sources and Uses of Funds

         Liquidity management involves monitoring Citrus' sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are under varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and may be controlled very precisely at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and cannot be controlled as precisely.

          Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in Citrus' market area. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks and to borrow on a secured basis through securities sold under agreements to repurchase.

         Citrus' federal funds sold position, which is typically its primary source of liquidity, averaged $4.6 million during the year ended December 31, 1998, and was $9.2 million at December 31, 1998. Citrus also maintains federal funds purchased lines with several financial institutions, in the aggregate amount of $1,750,000, although these have not been utilized during 1998.

         Management regularly reviews the liquidity position of Citrus and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources. Citrus intends to use the net proceeds of the offering to finance the formation of two new banks. See "Use of Proceeds". Citrus anticipates that the net proceeds of the offering will be adequate for the establishment of these new banks and Citrus' capital needs for the foreseeable future. However, should Citrus need additional capital to support Citrus' growth, Citrus would likely obtain loans from third parties.

Changes in Financial Reporting Requirements

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the disclosure of basic earnings per share, in replacement of primary earnings per share, and diluted earnings per share, in replacement of fully diluted earnings per share. Primary earnings per share is based on the weighted average number of shares of common stock outstanding and the dilutive effect of options and other common stock equivalents. Basic earnings per share does not consider any dilution. Diluted earnings per share is similar to fully diluted earnings per share, which considers all potentially dilutive securities. SFAS 128 becomes effective with annual and interim financial statements for periods ending after December 15, 1997. Upon initial application of SFAS 128, all earnings per share data presented for prior periods must be restated to conform to the new standard. Citrus adopted SFAS 128 in 1998.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires an entity to report its change in equity during the period from transactions and events other than those resulting from investments by and distributions to owners. All items that are recognized as comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 becomes effective with annual and interim financial statements for periods ending after December 15, 1997. Citrus adopted SFAS 130 in 1998.

Citrus' Efforts to Prepare for the Year 2000

         Citrus is aware of the issue associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Primary systems that do not properly recognize this information could generate erroneous data or cause a system to fail. Citrus is utilizing both internal and external resources to identify, correct and test their systems for the Year 2000 compliance. Management believes that all necessary modifications and testing have been completed. To date, confirmations have been received from all of the Bank's primary processing vendors that their software is now Year 2000 compliant. One remaining vendor processing credit cards has confirmed that Year 2000 compliant upgrades will be delivered in early 1999. To date there have been no significant limitations on recourse under the representations obtained from primary vendors that have indicated Year 2000 compliance.

         In addition to representations made by the primary vendors, Citrus has tested all mission critical hardware and software, except for its credit card processor. In the event the credit card processor places significant limitations on its representations or the mission critical testing is not successfully completed in a timely manner, Citrus intends to sell its credit card portfolio, which represents less than 1% of outstanding loans. At December 31, 1998, Citrus had estimated total Year 2000 costs of $55,000 in excess of normal recurring capital expenditures for routine software and hardware upgrades. Of this amount, approximately $20,400 remains to be spent. It is recognized that any Year 2000 compliance failures could result in additional expense to Citrus.

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         Citrus has  established  time lines for testing all ancillary  systems, including telephone systems and security devices. We cannot give assurances, however, that all hardware and software that Citrus uses will be Year 2000 compliant, and Citrus cannot predict with any certainty the costs it will incur to respond to any unidentified Year 2000 issues. Factors which may affect the amount of these costs include Citrus' inability to control third party modification plans, Citrus' ability to identify and correct all relevant computer codes, the availability and cost of engaging personnel trained in solving Year 2000 issues, and other similar uncertainties.

         Further, the business of many of Citrus' customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by Citrus' customers in solving Year 2000 issues could negatively affect those customers' ability to repay any loans which Citrus may have extended. Therefore, even if Citrus does not incur significant direct costs in connection with responding to the Year 2000 issue, we cannot give assurances that the failure or delay of Citrus' customers or other third parties in addressing the Year 2000 issue or the costs involved in the process will not have a material adverse effect on Citrus' business, financial condition, or results of operations.

         To date our efforts have been centered primarily upon notification of our customers for the purpose of making them aware of the Year 2000 issues and we have not conducted specific analysis of the Year 2000 risk exposure of our borrowers and customers. Our significant commercial customers have been surveyed to assess their status in preparing for the Year 2000. In 1999, Citrus plans to use checklists to assist in identifying other current and potential borrowers with a high Year 2000 risk exposure. To the extent Citrus identifies a Year 2000 exposure associated with one of its borrowers, the lending officer will work with the borrower on a one-on-one basis to minimize the exposure. Frequent reminders will be made to all customers of Year 2000 matters in monthly deposit statements and other correspondence.

         Our Year 2000 plans provide for use of outside consultants in its testing phases and to ensure that adequate testing and contingency planning has been conducted. Citrus has completed its initial contingency plan and management currently believes the most reasonably likely worst case scenario centers around the loss of power at its main office, branches and ATM machines. Citrus is currently investigating the most reliable alternate power supply to operate its main office. If necessary, the ATM machines and branch operations would be suspended and the main office would conduct all business operations until the power is restored. Plans also exist to handle the contingency of a disruption in data communications, which include use of couriers to provide tapes of data normally transmitted by data lines and printing of reports at the main office for delivery to the tellers and branches.

Future Accounting Requirements

         In September 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which addresses the accounting for derivative instruments and provides for matching the timing of gain or loss recognition on the hedging instrument. Guidance on identifying derivative instruments is also provided as well as additional disclosures. SFAS 133 becomes effective for all fiscal quarters of all fiscal years beginning after June 15,

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1999. Earlier application is permitted with certain exceptions.  Management does not anticipate that adoption of SFAS 133 will have a material impact on the financial condition or results of operations of Citrus.

         In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, "Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise" ("SFAS 134"), which amends existing pronouncements to clarify the classification of mortgage-backed securities retained after the securitization of mortgage loans held-for-sale. SFAS 134 becomes effective for fiscal quarters beginning after December 15, 1998. Earlier application is permitted. Management does not anticipate that adoption of SFAS 134 will have a material impact on the financial condition or results of operations of Citrus.

Impact of Inflation on Our Operations

         The consolidated financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles, which require the measurements of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of Citrus are monetary in nature. As a result, interest rates have a more significant impact on Citrus' performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since these prices are affected by inflation to a larger extent than interest rates. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.



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                               BUSINESS OF CITRUS

Citrus Financial Services

         Citrus is headquartered in Vero Beach, Florida, which is the county seat for Indian River County. Citrus operates primarily through Citrus Bank. Citrus Mortgage Corp., a mortgage brokerage company which has not yet begun operations, is a wholly owned subsidiary of Citrus which was established in 1995. See "Business - Non-Bank Subsidiary".

Citrus Bank

         Citrus operates a traditional community banking business through its retail banking facilities with a friendly and professional staff. Citrus staff is committed to developing long-term relationships with customers by offering personalized, quality service. Citrus offers a broad range of retail and commercial banking services, including various types of deposit accounts and loan products for small businesses and consumers. Citrus Bank offers an armored car service to its commercial customers located in Indian River and Brevard Counties. This service provides deposit pickup and deliveries to present and prospective customers of Citrus. As part of its "community banking" approach, Citrus Bank encourages its officers to actively participate in community organizations.

         The principal sources of funds for Citrus Bank's lending and investing activities traditionally have been deposits, repayment of loans and earnings from operations. Citrus Bank's deposits are federally insured up to applicable limits by the FDIC under the Bank Insurance Fund. Citrus Bank's primary sources of income are interest and fees on loans, fees on transaction accounts and other activities, gains on sales of mortgage loans in the secondary market, and interest and dividends on U.S. Treasury and mortgage-backed securities and other investments. Citrus Bank's principal costs are interest paid on deposit accounts and operating expenses.

Primary Service Area

         Vero Beach is located approximately 15 miles north of Ft. Pierce and 35 miles south of Melbourne. The City of Vero Beach has a permanent population of approximately 18,000 while the greater Vero Beach area has a population of approximately 70,000. Indian River County has a population of approximately 100,000. The greater Vero Beach area consists of the land mass located between the Atlantic Ocean and Interstate 95 extending from the St. Lucie/Indian River County line approximately 10 miles north, and containing approximately 100 square miles. Citrus considers the greater Vero Beach area as one of its primary service areas.

         The greater Vero Beach area has experienced dramatic growth the last several years, especially in the retail industry. A new regional mall opened in Vero Beach in 1997, along with a regional manufacturer's discount mall in 1996. The greater Vero Beach area has also experienced an influx of light industry and small manufacturing facilities relocating or establishing themselves in the area. This is due mainly to the high quality of life of the community. Vero

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Beach's  viable  industry  base  coupled with the  reemergence  of the New Piper
Aircraft Company gives the area a growing manufacturing base.

         Indian River County has a land area of approximately 503 square miles. It has more than 26 miles of coastline and is served by the Melbourne Regional Airport in Melbourne, Orlando International Airport in Orlando and Vero Beach Airport which accommodates private and chartered flights. Indian River County is one of the fastest growing areas in the State of Florida. The primary business sectors in Indian River County include citrus, retail and manufacturing, as well as service- related trades with increasing new business from computer software companies. Based upon the latest statistical data, the median family income for Indian River County is $29,612.

         Citrus Bank's Sebastian branch is located in northern Indian River County, Florida. Sebastian has a population of approximately 14,500 residents. Citrus Bank's Barefoot Bay Branch is located in south Brevard County, approximately 20 miles north of Vero Beach. Barefoot Bay has a population of approximately 9,000 residents, most of whom are retired. Both Indian River County and Barefoot Bay have a seasonal fluctuation of residents. Citrus estimates that these areas experience an approximate 30% increase in residents during the winter months.

         Citrus considers Indian River County and the southern portion of Brevard County as its current primary market area.

Citrus' Expansion Plans Include New Banks

         Citrus believes that the benefits of expanding by opening new banks instead of branch offices of Citrus Bank in communities located more than 100 miles from Vero Beach outweigh the additional costs incurred by doing so. This conclusion is based upon Citrus' own experience of successfully attracting deposit and loan customers away from branches operated by out of town banks. Other community banks have experienced similar success. There were 33 applications for new Florida state banks and 9 applications for federal savings banks to be located in Florida, filed during 1998. Most of these applications were filed in communities which recently experienced the loss by merger or acquisition of a local community bank.

         Citrus initially intends to expand its operations by first establishing a new commercial bank in Highlands County, Florida. We expect to locate our Highlands County bank in Sebring at a location yet to be determined. We have not yet selected a chief executive officer for our Highlands County bank.

         Citrus next intends to establish a new bank in Dade County, Florida, and has hired Walter Alvarez to be its President and Chief Executive Officer. We are currently searching for a site for our Dade County bank and are focusing on growing communities which we believe lack strong local community banks. We will look for neighborhoods which have a progressive business climate, a local newspaper, a strong Chamber of Commerce, and a separate municipal government. We will also seek areas with services designed to meet community needs, such as convenient shopping areas, good medical facilities, and schools and facilities

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



dedicated to the arts. We believe that locating a new bank in a community with these attributes will provide us with the greatest opportunity for continued success. We are currently focusing our search in the Coral Gables area, but we will also consider other communities in Dade County.

         Following is certain demographic information with respect to both Highlands County and Dade County which has been obtained from the University of Florida, Bureau of Economics and Business Research, and from the FDIC.

         Sebring has a population of approximately 8,000 residents and is the county seat for Highlands County. The seasonal population of Highlands County, based upon statistical information provided by the Highlands County Chamber of Commerce, is approximately 80,000 residents. Highlands County is one of the fastest growing areas in the State of Florida. The primary business sectors in greater Highlands County include the service industry, retail trade industry, finance industry, insurance industry, real estate development and sales, and the agriculture industry. Based upon the latest statistical data, the median household income for Highlands County is approximately $21,600. As of June 30, 1998, there were 8 financial institutions with 27 offices operating in Highlands County, with $1.03 billion in deposits. This represents an increase of approximately $26.4 million from June 30, 1994.

         Dade County includes, among others, the cities of Miami, Miami Beach, Hialeah, Kendall, Key Biscayne, Coral Gables and Homestead. The population of Dade County increased from approximately 1.9 million people in 1990 to approximately 2.1 million in 1997, representing a 10.5% increase. Dade County is the most populated county in Florida. Dade County's population is expected to increase to approximately 2.24 million people by the year 2005. In 1996, the Dade County median household income was approximately $26,700. As of June 30, 1998, there were 57 financial institutions with 515 offices operating in Dade County, with $36.7 billion in deposits. This represents an increase of approximately $3.7 billion from June 30, 1994.

         Citrus' ability to expand into these markets will be dependent upon, among other things, its success in assembling a local management team and local board of directors for each proposed market.

We Operate in a Competitive Business

         Citrus experiences competition for attracting deposits and making loans from other financial institutions, including larger regional bank holding companies, commercial banks, savings banks, and credit unions. Additional competition for deposits comes from government securities, money market funds, mutual fund and securities brokerage firms. The primary factors in competing for deposits are interest rates, the range of financial services offered, convenience of office locations, and the flexibility of office hours. The primary factors in competing for loans include interest rates, loan fees, flexible terms, and timely loan decisions.




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         Citrus competes for deposits by offering a variety of deposit  programs geared to its potential customers. We have responded to our competition by developing strong ties in the local community and providing a high quality of
personal   banking   services  to   families,   professionals,   retirees,   and
owner-operated businesses with an emphasis on flexibility and timely responses to customer demands.

         Since January 1996, we have placed an emphasis on originating commercial loans. We have targeted small- to medium-sized businesses as our potential customer base, as management believes that large out-of-state financial institutions that have acquired several local banks have shifted the focus of the acquired banks away from these business opportunities. We also originate residential loans by offering various adjustable-rate and fixed-rate mortgage loan products.

         Geographic deregulation has also had a material impact on the financial industry. As for commercial banks, to date, all but three states have enacted some form of interstate banking legislation. The most common form of interstate banking statutes have either regional limitations or reciprocity requirements. A growing number of states, however, now provide for unrestricted entry. A bank holding company is now permitted to acquire existing banks across state lines and may consolidate its interstate subsidiary banks into branches and merge with a bank in another state, depending upon state laws. Florida has removed most of the final barriers to interstate banking.

Loan Activities

         General. Citrus' primary business is making commercial business, real estate and consumer loans. Citrus also purchases loans for resale in the secondary market. As of December 31, 1998, net loans held for investment totaled $52.5 million, or 62.5%, of total assets. As of the same period, loans held for sale totaled $8.3 million, or 9.9%, of total assets. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations - Loan Portfolio Composition and Origination, Purchase, Sale, and Repayment of Loans".

         Loan Underwriting. Loan activities include credit evaluation under Citrus Bank's underwriting standards and loan origination procedures prescribed by the board of directors and management. Loan applications are obtained from borrowers to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Our loan policy for real estate loans generally requires that collateral be appraised by an independent, outside appraiser approved by the board of directors.

         Loans are approved at various management levels up to and including the board of directors, depending on the amount of the loan. Loan approvals are made in accordance with a chart of delegated authority approved by the board of directors. Generally, loans of $100,000 or less may be approved by various authorized individual officers or loan underwriters. Loans over $100,000 usually require approval by the Loan Committee or board of directors.



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         General Loan Policies.  For real estate loans,  Citrus requires a valid mortgage lien on real estate and a title insurance policy which insures the validity and priority of the lien. Borrowers must also obtain hazard insurance policies prior to closing, and when the property is in a flood prone area, flood insurance is required.

         Citrus is permitted to lend up to 100% of the appraised value of the real property securing a mortgage loan. However, if the amount of a conventional residential loan (including a construction loan or a combination construction and permanent loan) purchased, originated or refinanced exceeds 90% of the appraised value or of the purchase price, whichever is less, Citrus is required by federal regulations to obtain private mortgage insurance on that portion of the principal amount of the loan that exceeds 90% of the value of the property or must secure other readily marketable collateral. Citrus will originate single-family residential mortgage loans with up to a 90% loan-to-value ratio.

         Loans over 95% loan-to-value ratio are limited to special community support programs or one of the FHA, VA, or Farmers Home Administration ("FmHA") guarantee or insurance programs. The loan-to-value ratio on a home secured by a junior lien generally does not exceed 85%, including the amount of the first mortgage on the collateral. With respect to home loans granted for construction or combination construction/permanent financing, Citrus will lend up to 80% of the appraised value of the property on an "as completed" basis. Citrus generally limits the loan-to-value ratio on multi-family residential and commercial real estate loans to 75% of value. Consumer loans are considered to be loans to natural persons for personal, family or household purposes, and these loans may be unsecured, secured by personal property or secured by liens on real estate which, when aggregated with prior liens, equals or exceeds the appraised value of the collateral property.

         The maximum amount which Citrus could have loaned to one borrower and the borrower's related entities as of December 31, 1998, was approximately $971,000 or approximately $1,619,000 for certain excepted loans. At December 31, 1998, the maximum amount loaned to one borrower and related entities, including guarantees of loans with and without recourse, totaled approximately $1,191,000, which was within the applicable legal lending limit of $1,619,000. See "Regulation And Supervision - Regulation of Citrus Bank".

         Interest rates charged on loans are affected principally by competitive factors, the demand for loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and government budgetary matters.

         Residential Loans. Citrus currently originates fixed-rate residential mortgage loans and ARM loans for terms of up to 30 years. As of December 31, 1998, $18.4 million, or 34.6%, of Citrus' total loan portfolio, excluding loans held for sale, consisted of one-to-four family residential real estate loans. Approximately $5.6 million, or 30.3%, of these loans were ARM loans.

         The residential ARM loans currently being offered have interest rates that are fixed for a period of one, three or five years and then after the initial period the interest rate is adjusted annually based upon an index such as the yield on treasury securities adjusted to a one-year maturity, plus a margin. Most of Citrus' ARM programs limit the amount of any increase or

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



decrease in the interest rate at each adjustment and over the life of the loan. Typical limitations are 2% for each adjustment with a limit of 6% over the life of the loan. While Citrus usually offers an initial rate on ARM loans below a fully indexed rate, the loan is typically underwritten based on the borrower's ability to pay at the interest rate which would be in effect after adjustment of the loan. ARM loans reduce the risks to Citrus concerning changes in interest rates, but involve other risks because as interest rates increase, the borrower's required payments increase, thus increasing the potential for default. Marketability of real estate loans is also affected by the level of interest rates.

         Most of Citrus' fixed rate home loans are originated for 30-year amortization terms. Borrowers requesting a term of 15 years or less are usually granted an interest rate slightly lower than is offered for a 30-year amortizing loan. These loans are originated in compliance with documentation and underwriting standards in order to permit their sale in the secondary market to institutional investors such as Fannie Mae. Fixed-rate home loans include a "Due on Sale" clause which provides Citrus Bank with the contractual right to declare the loan immediately due and payable in the event the borrower transfers ownership of the property without Citrus' consent.

         Table Funding Loan Program. Citrus provides funds to a limited number of real estate mortgage brokers who make mortgage loans in its primary market area. These loans are closed in the name of the mortgage broker and are immediately assigned to Citrus. Citrus acquires the residential mortgage loan for the purpose of resale to an end investor, typically a mortgage brokerage firm. Interest and fee income from this program totaled $159,000 in 1997 and $879,000 in 1998. These amounts represented 2.9% of total income for 1997 and 13.6% for 1998.

         Construction Loans. Citrus has and continues to offer adjustable and fixed-rate residential construction loans to owners wishing to construct their primary residence and to selected builders/developers in Citrus' primary market area. As of December 31, 1998, construction and land development loans amounted to $4.1 million, or less than 7.8%, of loans held for investment. Construction loans to individuals usually are originated in connection with the permanent loan on the property. Construction-permanent loans typically provide for a construction term of six months to one year followed by the permanent loan term of up to 30 years. Loans to builders/developers are restricted to homes that are pre-sold or are constructed on a speculative basis. Loans to builders for the construction of a home for which there is no immediate buyer at the time of construction are considered spec loans. Spec loans are typically for one year and provide for interest only payments during the loan term. The financial capacity of the builder, the builder's experience, and the credit history of the builder, as well as present market conditions are reviewed when considering spec loans. As of December 31, 1998, Citrus had one spec loan totaling $631,000.

         Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of construction cost and of the initial estimate of the property's value upon completion. During construction, a number of factors could result in delays and cost overruns. Repayment of Spec Loans usually depends upon the builder successfully negotiating a sale for the property. Sales of spec homes are affected by market conditions, interest rates, and the supply and demand for these products.


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         Commercial Real Estate Loans.  Commercial real estate loans are secured primarily by office and retail business properties located in the primary market area. These types of loans amounted to $12.4 million, or 23.3%, of net loans held for investment as of December 31, 1998. Commercial real estate loans may be for a term of up to 25 years, but frequently include a maturity in three to six years. Citrus generally does not typically offer fixed-rate commercial real estate or multi-family real estate loans.

         Commercial and multi-family real estate loans are originated with a loan-to-value ratio generally not exceeding 75%. Loans secured by this type of collateral will continue to be a part of our future loan program. Commercial and multi-family real estate loans are generally larger and involve a greater degree of risk than residential mortgage loans. Because payments on loans secured by commercial property depend to a large degree on results of operations and management of the properties, repayment of this type of loan may be negatively impacted by adverse conditions in the real estate market or the economy. At December 31, 1998, the largest commercial real estate loan was $925,000 secured by a medical office building located in Vero Beach, Florida, and was current. The largest multi-family real estate relationship was $345,000 secured by rental units, primarily in Melbourne, Florida, and was current.

         Commercial Loans. Citrus' commercial loans are business loans that are not secured by real estate. At December 31, 1998, the largest commercial loan was $850,000 secured by an assignment of a mortgage. At December 31, 1998, Citrus had outstanding Small Business Administration ("SBA") loans of $241,000. Citrus is not a designated SBA underwriter. We will consider making additional SBA loans when the demand for SBA loans increases in our primary market area. SBA loans, which are guaranteed in part by the SBA, typically include a higher loan balance relative to the value of the collateral, as opposed to loans originated without a government guarantee.

         Consumer Loans. Citrus makes various types of consumer loans, including automobile and boat loans, but primarily home equity loans. Consumer loans are originated in order to provide a range of financial services to customers and to create stronger ties to its customers and because the shorter term and normally higher interest rates on this type of loan helps maintain a profitable spread between Citrus' average loan yield and its cost of funds. The terms of consumer loans generally range from one to five years. Underwriting standards for consumer loans include an assessment of the applicant's repayment history on other debts and ability to meet existing obligations and payments on the proposed loans.

         Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. Consumer loans generally involve more credit risks than mortgage loans because of the type and nature of the collateral or absence of collateral. Consumer loan repayments are dependent on the borrower's continuing financial stability, and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Management believes that the yields earned on consumer loans are commensurate with the credit risk associated with these loans. As of December 31, 1998, consumer loans amounted to $4.3 million, or 8.2%, of net loans held for investment.

         Income from Lending Activities. We earn fees in connection with loan commitments and originations, loan purchases, loan modifications, late payments, changes of property ownership and for miscellaneous services related to loans. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased. Our volume is dependent upon prevailing mortgage interest rates and their effect on the demand for loans in our primary market area.

         Loan fees typically are charged at the time of loan origination or purchase and may be a flat fee or a percentage of the amount of the loan. Under current accounting standards the total amount of loan fees cannot typically be recognized as current income and a portion of the fees are deferred and taken into income over the contractual life of the loan, using a level yield method. If a loan is prepaid or refinanced, all remaining deferred fees with respect to these loans are taken into income at that time.

         Nonperforming Loans and Real Estate Owned. When a borrower fails to make a required payment on a loan, we attempt to collect the payment by contacting the borrower. If a payment on a loan has not been received by the end of a grace period (usually 10 days from the payment due date), notices are sent at that time, with follow-up contacts made thereafter. In most cases, delinquencies are cured promptly. If the delinquency exceeds 29 days and is not cured through normal collection procedures, Citrus will institute more formal measures to remedy the default, including the commencement of foreclosure proceedings. Citrus will then attempt to negotiate with the delinquent borrower to establish a satisfactory payment schedule.

         If the loan is secured by real estate and foreclosure is required, the property will be sold at a public auction in which Citrus may participate as a bidder. If Citrus is the successful bidder, the acquired real estate property is then included in the other real estate owned "OREO" account until it is sold. Citrus is permitted under federal regulations to finance sales of real estate owned with loans which may involve more favorable interest rates and terms than generally would be granted under normal underwriting guidelines. As of December 31, 1998, Citrus had $390,000 in OREO properties and $500,000 loans past due 90 days or more.

Problem Asset Classification Procedures

         Commercial banks are required to review, and when appropriate, classify their assets on a regular basis. The Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets:
substandard, doubtful and loss.

         o Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected.
         o Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.

         o Loss assets are considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes a specific reserve for the full amount of the portion of the asset classified as loss.

         All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not warrant classification in one of the aforementioned categories, but possess weaknesses, are classified as special mention and are monitored by Citrus.

         At December 31, 1998, Citrus had 12 loans classified as substandard or doubtful totaling $448,000, and no loans classified as loss.

Allowance for Credit Losses

         The allowance for credit losses is established through a provision for loan losses charged against income. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration factors including changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. At December 31, 1998, Citrus had a total allowance for credit losses of $461,000, representing 0.9% of total loans held for investment. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations - Credit Risk" for the table showing Citrus' allowance for credit losses.

Non-Bank Subsidiary

         As of December 31, 1998, Citrus had one wholly-owned non-bank subsidiary, Citrus Mortgage Corp. Citrus Mortgage Corp. was established on August 3, 1995, to be a mortgage brokerage company. As of December 31, 1998, Citrus' aggregate investment in Citrus Mortgage was less than $1,000. Citrus Mortgage is not active.

Personnel

         As of December 31, 1998, Citrus had 2 full-time employees and Citrus Bank had 41 full-time and 3 part-time employees. The employees are not represented by any collective bargaining group. We believe our relations with our employees are good.

         We currently maintain a comprehensive employee benefit program providing, among other benefits, hospitalization and major medical insurance, long-term disability insurance, life insurance, 401(k) and education assistance. We believe our employee benefit programs are generally competitive with employee benefits provided by other major employers in our primary market area.

Legal Proceedings

         There are no material pending legal proceedings to which Citrus or Citrus Bank is a party or to which any of their property is subject.

Properties on Which We Conduct Business

         The following table sets forth information with respect to Citrus' offices as of December 31, 1998.

                                            Year
                                          Facility          Size of Facility            Facility           Net Book
              Location                     Opened              in Sq. Ft.                Status              Value
-----------------------------------------------------------------------------------------------------------------------

Main Office
Citrus Bank, N.A.
1717 Indian River Blvd.,                    1990                 10,000                   Owned            $1,169,000
Ste. 100
Vero Beach, Florida
Branches
Sebastian Office
----------------
1020 U.S. 1                                 1993                  2,800                   Owned             $433,000
Sebastian, Florida

Barefoot Bay Office
1020 Buttonwood Street                      1996                  2,160                   Owned             $391,000
Barefoot Bay, Florida


                   REGULATION AND SUPERVISION GOVERNING CITRUS

General

         As a bank holding company registered under the BHC Act, Citrus is regulated and supervised by the Federal Reserve. Under the BHC Act, Citrus' activities and those of Citrus Bank are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. As a Florida corporation, Citrus is also governed by Chapter 607, Florida Business Corporation Act ("FBC Act") and the regulations promulgated by the Florida Department of State. Citrus Bank is regulated by the Comptroller of the Currency.

         Citrus and Citrus Bank are required to file reports with the Federal Reserve and the Comptroller of the Currency concerning their activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions including mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Federal Reserve and the Comptroller of the Currency to monitor Citrus' compliance with the various regulatory requirements. Citrus Bank's deposits are insured up to the applicable limits by the FDIC under the Bank Insurance Fund ("BIF"). Citrus Bank is regulated by the Federal Reserve and the Comptroller of the Currency with respect to reserves required to be maintained against transaction deposit accounts and certain other matters.

Regulation of Citrus

         General. The BHC Act prohibits Citrus from acquiring direct or indirect control of more than 5% of any class of outstanding voting stock or acquiring substantially all of the assets of any bank or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHC Act also prohibits Citrus from acquiring control of any bank operating outside the State of Florida, unless the action is specifically authorized by the statutes of the state where the bank to be acquired is located. Additionally, the BHC Act prohibits Citrus from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business, unless the business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto. The BHC Act generally does not place territorial restrictions on the activities of non-banking related activities.

         Transactions between Citrus and Citrus Bank. Citrus' authority to engage in transactions with related parties or "affiliates," or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act which apply to all transactions by a FDIC-insured, state non-member bank or a holding company with any affiliate. Sections 23A and 23B generally define an "affiliate" as any company that controls or is under common control with an institution. Subsidiaries of a financial institution, however, are generally exempted from the definition of "affiliate." Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of Citrus and also limits the aggregate amount of transactions with all affiliates to 20% of Citrus' capital and surplus.

         Certain transactions with affiliates, such as loans to affiliates or guarantees, acceptances and letters of credit issued on behalf of affiliates, are required to be collateralized by collateral in an amount and of a type described in the statute. The purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, affiliate transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

         Support of Subsidiary Depository Institutions. In accordance with Federal Reserve policy, Citrus is expected to act as a source of financial strength and to commit resources to support Citrus Bank. This support may be required at times when Citrus might not be inclined to provide any support.
Support would include the infusion of additional capital into an undercapitalized bank subsidiary in situations where an additional investment in a troubled bank might not ordinarily be made by a prudent investor. In addition, any capital loans by a bank holding company to any of its subsidiary banks must be subordinate in right of payment to depositors and to certain other indebtedness of its subsidiary banks. In the event of bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of its subsidiary bank will be assumed by the bankruptcy trustee and will be entitled to a priority of payment.

         Under the Federal Deposit Insurance Act ("FDIA") a subsidiary bank of a bank holding company can be held liable by the FDIC for any loss incurred or reasonably expected to be incurred in connection with:

         o the default of a commonly controlled FDIC-insured depository institution, or
         o any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default".

"Default" is defined generally as the appointment of a conservator or a receiver. "In danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Control of a Bank Holding Company. Federal Reserve Board Regulation Y requires persons acting directly or indirectly or in concert with one or more persons to give the Board of Governors of the Federal Reserve 60 days advanced written notice before acquiring control of a bank holding company. Under the Regulation, control is defined as the ownership or control with the power to vote 25 % or more of any class of voting securities of the bank holding company. The Regulation also provides for a presumption of control if a person owns, controls, or holds with the power to vote 10% or more (but less than 25%) of any class of voting securities, and if:

         o the bank holding company's securities are registered securities under Section 12 of the Securities Exchange Act of 1934; or
         o no other person owns a greater percentage of that class of voting securities.

         This offering contains a purchase limitation which precludes a person individually, or together with their associates, or with persons acting in concert, from purchasing shares which when aggregated with current holdings would exceed 9.9% of the total number of shares outstanding at the conclusion of the offering. Roy Lambert, a director of Citrus, is not governed by the purchase limitation because he has already received approval to acquire up to 100% of Citrus' shares.

Regulation of Citrus Bank

         General. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Recent banking legislation, particularly the FIRREA and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), has broadened the regulatory powers of the federal bank regulatory agencies and restructured the nation's banking system. The following is a brief discussion of certain portions of these laws and how they affect Citrus or Citrus Bank.

         The FDICIA revised sections of the FDIA affecting bank regulation, deposit insurance and provisions for funding of the BIF administered by the FDIC. The FDICIA also revised bank regulatory structures embodied in several other federal banking statutes, strengthened the bank regulators' authority to intervene in cases of deterioration of a bank's capital level, placed limits on real estate lending and imposed detailed audit requirements.

         FDIC Regulations Requiring Prompt and Corrective Action. The FDICIA required the federal banking regulatory agencies to set certain capital and other criteria which would define the category under which a particular financial institution would be classified. The FDICIA imposes progressively more restrictive constraints on operations, management, and capital distributions depending on the category in which an institution is classified. As required by the FDICIA, undercapitalized institutions must submit recapitalization plans to their respective federal banking regulatory agencies, and a company controlling a failing institution must guarantee that institution's compliance with its plan in order for the plan to be accepted.

         The FDIC's prompt and corrective action regulations define, among other things, the relevant capital measures for the five capital categories. For example, a bank is deemed to be:

         o "well-capitalized" if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10% or greater, a Tier 1 risk-based capital ratio (Tier 1 capital to risk-weighted assets) of 6% or greater, and a Tier 1 leverage capital ratio (Tier 1 capital to adjusted total assets) of 5% or greater, and is not operating under a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

         o "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, and (generally) a Tier 1 leverage capital ratio of 4% or greater, and the bank does not meet the definition of a "well-capitalized" institution.

         o "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

         The FDIC is authorized effectively to downgrade a bank to a lower capital category than the bank's capital ratios would otherwise indicate. A decision to do so would be based upon safety and soundness considerations, such as when the bank has received a less than satisfactory examination rating for any of the CAMELS rating categories other than Capital: i.e.

         o    Asset quality
         o    Management
         o    Earnings
         o    Liquidity
         o    Sensitivity to market risk

         As a bank drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the bank may engage. The regulatory capital standards are designed to bolster and protect the deposit insurance fund. Citrus Bank is considered to be "well-capitalized" based upon its current capital.

         FDIC Insurance on Deposit Accounts. In response to the requirements of the FDICIA, the FDIC established a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The FDIC assigns a financial institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period.

         These categories consist of well-capitalized, adequately capitalized or undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the financial institution's primary regulator, in Citrus Bank's case the Comptroller of the Currency, and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. A financial institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

         There are nine assessment risk classifications to which different assessment rates are applied. BIF assessment rates range from 0 basis points on deposits for a financial institution in the highest category, i.e., well-capitalized and financially sound with only a few minor weaknesses, to 31 basis points on deposits for an institution in the lowest category, i.e., undercapitalized and posing a substantial probability of loss to the BIF, unless effective corrective action is taken. Citrus Bank has not been assessed a deposit insurance premium since January 1, 1996. See "Deposit Insurance Funds Act of 1996".

         FDIC Standards for Safety and Soundness. The FDICIA requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, fees and benefits and other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe by regulation standards specifying:

         o        maximum classified assets to capital ratios;
         o        minimum earnings sufficient to absorb losses without impairing capital;
         o to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies; and
         o other standards relating to asset quality, earnings and valuation as the agency deems appropriate.

         Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal shareholders of insured depository institutions that would prohibit compensation and benefits and other arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding company fails to meet any of its standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding company to correct the deficiency and, until corrected may impose restrictions on the institution or the holding company including any of the restrictions applicable under the prompt corrective action provisions of the FDICIA.

         Limits on Loans We Can Make to One Borrower. Federal law generally allows Citrus Bank to extend credit to any one borrower in an amount up to 15% of its capital accounts, which are defined as unimpaired capital, surplus and undivided profits. Up to an additional 10 percent of capital and surplus may be extended if this amount is served by readily marketable collateral. The law permits exemptions for loans collateralized by accounts maintained with Citrus Bank and for loans secured by or guaranteed by U.S. obligations, and certain Federal agencies and general obligations of a state.

         Restrictions on the Payment of Dividends. While not the only source of income, a major source of income to Citrus in the future will be dividends from Citrus Bank. Since commencing operations in May 1989, Citrus has not received any dividends from Citrus Bank. Citrus Bank may not pay cash dividends that would cause the bank's capital to fall below the minimum amount required by federal law or which are in excess of the bank's undivided profits. Otherwise, Citrus Bank may pay a dividend out of the total of current net profits plus retained net profits of the preceding two years to the extent it deems expedient, except as described below. Ten percent of the net profits in the preceding year may not be paid in dividends, but must be retained to increase capital surplus until surplus equals the amount of common and preferred stock issued and outstanding. The ability of Citrus Bank to pay dividends to Citrus depends in part on the Comptroller of the Currency capital requirements in effect at the time, and the ability of Citrus Bank to comply with those requirements.

         Limitations on Deposits Acquired From Brokers. In accordance with the FDICIA, the FDIC has implemented restrictions on the acceptance of brokered deposits. In general, an "undercapitalized" institution may not accept, renew or roll over any brokered deposits. "Adequately capitalized" institutions may request a waiver from the FDIC to do so, while "well-capitalized" institutions may accept, renew or roll over brokered deposits without restriction. The rule requires registration of deposit brokers and imposes certain record keeping requirements. Institutions that are not "well-capitalized" , even those who meet minimum capital requirements, must comply with regulatory limits on rates of interest they may pay on brokered and other deposits. Citrus Bank does not have any brokered deposits.

         Assessments Required by Deposit Insurance Funds Act of 1996. In 1996, Congress passed and the President signed into law the Deposit Insurance Funds Act of 1996 ("DIFA"). Among other things, the DIFA, and rules promulgated thereunder by the FDIC, provide for banks and thrifts to share the annual interest expense for the Finance Corp. Bonds which were issued in the late 1980s to help pay the costs of the savings and loan industry restructuring. The approximate annual interest expense is $780 million of which BIF insured banks are expected to pay approximately $322 million, or 41%, while SAIF insured thrifts will pay approximately $458 million or 59% of the interest expense. It is estimated that the annual assessment for BIF insured institutions will be approximately 1.2 cents per $100 of deposits, while SAIF insured institutions will pay 6.5 cents per $100 of deposits. These payments begin in 1997 and run through 1999. Beginning in the year 2000 and continuing through the year 2017, banks and thrifts will each pay $2.43 cents per $100 of deposits. These assessments will be in addition to any regular deposit insurance assessments imposed by the FDIC under FDICIA. See "Regulation And Supervision - Insurance on Deposit Accounts".

         Elimination of Most Restrictions on Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Efficiency Act"), restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, so that any out-of-state bank holding company would be able to acquire and consolidate any Florida-based bank, but must comply with certain deposit percentage and other restrictions on or after the effective date of the Efficiency Act. The legislation also provided that, unless an individual state elected beforehand either:

         o        to accelerate the effective date, or
         o to prohibit out-of-state banks from operating interstate branches within its territory.

         Then or after June 1, 1997, adequately capitalized and managed bank holding companies would be able to consolidate multiple interstate banks. Branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be governed by applicable state branching laws. Florida has adopted legislation which permits interstate acquisitions and interstate branching effective June 1, 1997. Florida law prohibits branching by out of state banks.

         Annual Assessment Charged to Citrus by the Comptroller of the Currency. National banks are required to pay assessments to the Comptroller of the Currency to fund the operations of the Comptroller of the Currency. The general assessment, to be paid semiannually, is computed upon a bank's total assets, including consolidated subsidiaries, as reported in the bank's latest quarterly call report. Citrus Bank's assessment was $31,000 for 1998 and $28,000 for 1997.

Reserves Required by The Federal Reserve System

         Federal Reserve regulations require banks to maintain noninterest-earning reserves against their transaction accounts which are primarily NOW and regular checking accounts. Federal Reserve regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $46.5 million or less plus 10% against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances are exempted from the reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the Comptroller of the Currency. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account, interest-earning assets of Citrus Bank are reduced.

Application of the Federal Securities Laws to Citrus

         Citrus, in connection with this offering, filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of Citrus' common stock. The registration of the common stock issued in this offering does not cover the resale of shares. Persons who are not affiliates of Citrus may resell shares of the common stock without further registration. Shares purchased by an affiliate of Citrus are governed by the resale restrictions of Rule 144. If Citrus meets the current public information requirements of Rule 144, affiliates of Citrus who comply with the conditions of Rule 144, may, in any three-month period, sell in the public market a number of shares not to exceed, the greater of:

         o    1% of the outstanding shares of Citrus, or
         o the average weekly volume of trading in Citrus shares during the preceding four calendar weeks.

         Provision may be made in the future by Citrus to permit affiliates to have their shares registered for sale under the Securities Act.

         The scope of regulation, supervision and permissible activities of Citrus will be affected by future federal and state legislation.

                                   MANAGEMENT

Directors and Executive Officers of Citrus and Citrus Bank

         The board of directors of Citrus consists of eight directors and the board of directors of Citrus Bank consists of nine directors some of whom serve on both boards. Citrus expects to add up to six additional directors as a result of the proposed expansion plans. The board of directors of Citrus is currently divided into three classes, with the members of each class serving three-year terms. Class One directors terms expire in 2000, Class Two in 2001 and Class

Three in 1999. The directors of Citrus Bank serve one-year terms. Citrus' and Citrus Bank's executive officers are the same three persons. The Company confirms that it has and will maintain at least two independent directors on its board of directors. We do not carry key man insurance on any of our executive officers nor do we expect to in the future.

         The following sets forth information regarding the directors and executive officers of Citrus and Citrus Bank.

         Walter A. Alvarez, age 49, was recently hired by Citrus to become the President and Chief Executive Officer of the proposed Dade County bank. Prior to joining Citrus, Mr. Alvarez served as Senior Vice-President and Chief Financial Officer of Gulf Coast Bank and Trust Company, a $240 million state bank located in New Orleans, Louisiana. He joined Gulf Coast in 1990. Previously, Mr. Alvarez served as Vice-President and Senior Loan Officer with Mississippi River Bank (formerly Orleans Bank and Trust) from 1984 to 1990.

         Robert L. Brackett, age 63, a Class Two director, has served as Chairman of the Board of Citrus and Citrus Bank since May 1990 and as a director since May 1989. Mr. Brackett has been the Treasurer and a director of Credit Data Services, Inc., a credit reporting firm, since 1977.

         Josh C. Cox, Jr., age 56, has been a Class Three director of Citrus and a director of Citrus Bank since October 1993. He has served as President and Chief Executive Officer of Citrus since July 1994. He currently serves as Vice-Chairman and CEO of Citrus Bank. Mr. Cox began his banking career in February 1962 with the Bank of Virginia (SIGNET) in Richmond, Virginia where he worked until August 1968. At that time he joined Southern Bank & Trust Company, also in Richmond, where he worked until April 1971, at which time he became President and CEO of Williamsburg National Bank. Both Southern Bank and Trust and Williamsburg National Bank were subsidiaries of Southern Bankshares, Inc. In January 1972 Mr. Cox joined Irwin Bank and Trust in Columbus, Indiana where he served as Sr. Vice President and Retail Division Administrator until March 1976. From March 1976 to March 1993, Mr. Cox served as a bank consultant to various troubled or under achieving banks or bank holding companies throughout the Southeast and Midwest.

         S. Hallock duPont, Jr., age 62, has served as a director of Citrus Bank since February 1996 and as President of Europa Corp. since 1962.

         Hubert Graves, Jr., age 67, has been a Class One director of Citrus and a director of Citrus Bank since May 1989. Mr. Graves has been engaged in the citrus business for over 30 years. Since 1965, Mr. Graves has served as President of Hubert Graves Citrus, Inc., a citrus production company; since 1977, he has served as President of HGX, Inc., a citrus growing company since 1980.

         Roy H. Lambert, age 67, has been a Class Two director of Citrus since April 1994. Mr. Lambert has served as Chairman of Regency Windsor Capital, Inc., a full-service real estate company since 1974.

         Earl H. Masteller, age 59, has been a Class One director of Citrus and a director of Citrus Bank since May 1989. Mr. Masteller has served as President of Masteller & Moler Associates, Inc., a consulting civil engineering firm, since 1985. In addition, Mr. Masteller has served as Vice President of Masteller, Moler and Reed, Inc., a land surveying firm, since January 1987, and as Secretary of Walsh Environmental Services, Inc., since 1996.

         John A. Purdie, age 55, has been a director of Citrus Bank since August 1997. Mr. Purdie has served as President of Regency Windsor Capital, Inc., a full-service real estate company, since 1984.

         Randy J. Riley, age 48, currently serves as Senior Vice-President of Citrus and President and Chief Operating Officer of Citrus Bank. Mr. Riley has been with Citrus since 1989. From May 1987 until September 1989, Mr. Riley was Senior Vice-President of Community National Bank in Mims, Florida. Mr. Riley was Vice-President of M&I Western State Bank in Oshkosh, Wisconsin from October 1985 until February 1987.

         Louis L. Schlitt, age 62, has been a Class Three director of Citrus since May 1989. Mr. Schlitt has served as the President of Schlitt Insurance
Services, Inc. since 1983 and Louis Schlitt, Inc., a real estate investment company, since 1984. From 1983 to 1989, he served as the President of Schlitt Investor Services, Inc., a securities firm. Mr. Schlitt is a registered sales representative for Schlitt Investors, Inc.

         Walter E. Smith, Jr., age 57, has been a Class One director of Citrus and a director of Citrus Bank since March 1990. Mr. Smith has served as the owner and operator of Unocal 76 truck stops, located in Florida and Georgia, since 1973 and director of Travel Centers of America, Inc., since 1996.

         Henry O. Speight, age 50, currently serves as Executive Vice-President and Chief Financial Officer of Citrus and Senior Vice-President and Cashier of Citrus Bank. Mr. Speight has been with Citrus since 1989. Mr. Speight has also served as Secretary of Citrus since May 1990. From September 1983 until September 1989, Mr. Speight was Senior Vice President and Cashier of Community National Bank in Mims, Florida.

         James R. Thompson, age 69, has been a Class Two director of Citrus and a director of Citrus Bank since March 1990. Mr. Thompson has served as a consulting engineer for Regency Windsor Capital, Inc., a full-service real estate company, since 1988. From 1980 to 1988, he served as President of Regency Acquisitions, Inc., a real estate acquisition company.

         Jeffrey L. Velde, age 55, has been a director of Citrus Bank since February 1996. Mr. Velde has served as the President of Velde Ford, a car dealership, since March 1997.

Director Compensation

         Citrus compensates its directors who do not also serve on Citrus Bank's board $500.00 for Citrus board meetings attended. Citrus Bank compensates its directors $500.00 for each board meeting attended. Citrus paid director fees of $3,500 and $5,500 to its directors for the twelve month periods ended December 31, 1997 and December 31, 1998. Citrus Bank paid director fees of $44,500 and $45,500 for the same periods.

Employment Contracts

         On December 14, 1998, Citrus entered into an arrangement with Walter A. Alvarez providing for a salary of $125,000 per year, beginning on January 1, 1999, and containing provisions regarding termination of his employment without cause or termination in the event of a sale of Citrus or any Citrus subsidiary of which Mr Alvarez is an employee. The arrangement provides for a cash payment by Citrus to Mr. Alvarez of an amount equal to two times his base salary in effect immediately prior to the sale. Mr. Alvarez will receive the same cash payment if his employment with Citrus is terminated without cause anytime during the five year period ended December 31, 2004. In addition to the cash payments, any stock options granted to Mr. Alvarez which have not yet vested fully will become immediately exercisable.

         Neither Citrus nor Citrus Bank has employment agreements with any other of its officers.

Non-Qualified Stock Options

         Citrus does not have a qualified incentive stock option plan. Citrus has granted non-qualified stock options to certain of its employees in accordance with the following schedule (rounded to whole shares and adjusted for stock splits):


                               Date of            No. of           Exercise             No. of            Expiration
      Officers                  Grant             Shares             Price           Shares Vested           Date
      --------                  -----             ------             -----           -------------           ----
Josh Cox, Jr.          December 14, 1995            26,400           6.31               26,400          July 11, 2001
Randy J. Riley         April 13, 1990                9,395           6.31                9,395          April 13, 2000
                       July 11, 1991                 8,712           6.31                8,712          July 11, 2001
Henry O. Speight       April 13, 1990                9,394           6.31                9,394          April 13, 2000
                       July 11, 1991                 8,712           6.31                8,712          July 11, 2001
Walter A. Alvarez      January 1, 1999              25,000           10.00               5,000          December 31, 2008


                             EXECUTIVE COMPENSATION


         The table below identifies the Chief Executive Officer and other principal officers of Citrus, or of its wholly owned subsidiary Citrus Bank, whose total annual cash compensation exceeded $100,000 during the fiscal year ended December 31, 1998.

                           Summary Compensation Table

                                                                                        Long-term
                                                       Annual Compensation              compensation
                                                       -------------------              ------------

        Name and                                                      Other annual      Stock            All other
   principal position        Year        Salary(1)        Bonus      compensation(2)   options         compensation
   ------------------        ----        ---------        -----      ---------------   -------         ------------
Josh C. Cox, Jr.             1998          $160,000       None         $20,285           None               None
President and Chief          1997          $160,000       None         $18,852           None               None
Executive Officer            1996          $160,000       None         $17,853         26,400(3)            None
---------------------

(1) Mr. Cox's annual base salary for the fiscal year 1999 is $160,000. This base salary is considered to be compensation for Mr. Cox's service to both Citrus and Citrus Bank.
(2) Other annual compensation includes $8,447 which is the value of the cost to Citrus of the use of a bank owned automobile, director fees of $6,000 and annual club dues of $5,162 and miscellaneous benefits of $676.
(3)      As adjusted for stock splits.

Employee Benefit Plans

     Insurance: Citrus Bank's full-time officers and employees are provided hospitalization, major medical, short and long-term disability, dental insurance and term life insurance under group plans on generally the same basis to all full-time employees. Citrus Bank pays 95% of the costs of this insurance.

     Bonuses: Neither Citrus nor Citrus Bank has an established bonus policy for employees; however, based upon Citrus' operating results for 1998 and 1997, Citrus Bank's board of directors awarded $20,500 and $9,505, respectively, in bonuses to employees of Citrus Bank during the years ended December 31, 1998 and 1997. The payment of any bonus is at the sole discretion of the board of directors.

     401(k) Plan: During 1990, Citrus Bank adopted a 401(k) Plan which covers all of the employees of Citrus Bank who have completed at least one year of service and who are at least 20 years of age. The effective date of the 401(k) was January 1, 1990. Eligible employees who choose to participate in the 401(k) may contribute from 1% to 15% of their annual base salary to the 401(k). Citrus Bank may match up to 100% of all employee contributions which are equal to or less than $10,000 of base salary. In addition, Citrus Bank may elect to make additional contributions to the 401(k) based upon the Bank's annual profit. Contributions made by Citrus Bank do not vest in an individual employee until that employee has 2 years of service, at which time 25% of contributions made are earned. For each additional year of service, an employee will earn another 25% until the end of year five when an employee will be 100% vested. Citrus Bank contributed approximately $11,000 for a 25% match to employee contributions in

1997 to the 401(k) for the fiscal year ended December 31, 1997. Citrus Bank expensed approximately $11,000 in 1998 for its anticipated 401(k) contribution for the year ended December 31, 1998.


                CERTAIN RELATIONS AND RELATED PARTY TRANSACTIONS

Indebtedness of Management

     Citrus' directors and executive officers and their immediate family members are also customers of Citrus Bank. It is anticipated that some or all of these persons will continue to be customers of Citrus Bank in the future. All transactions between Citrus Bank and Citrus' directors, executive officers and their immediate family members, and any principal shareholders were made, and all future transactions will be made, in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, these transactions have been and will be approved or ratified by a majority of Citrus Bank's independent directors who do not have an interest in the transactions and who have access, at Citrus Bank's expense, to Citrus Bank's or independent counsel. These transactions, in the opinion of management, did not and will not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1998, loans to directors, executive officers and their immediate family members represented approximately $3.5 million, or 6.5%, of total loans held for investment.

     Schlitt Insurance Services, Inc. serves as one of the insurance agents for Citrus. Citrus purchases all general commercial insurance policies, as well as employee benefit insurance policies since December 1, 1997, through Schlitt Insurance Services. Citrus paid Schlitt Insurance Services premiums amounting to approximately $51,000 during the 1997 fiscal year and approximately $142,000 during 1998. Louis L. Schlitt, a director of Citrus, is the Chief Executive Officer of Schlitt Insurance Services.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table indicates certain information regarding the current beneficial ownership of common stock by each of Citrus' directors and executive officers, and all of the directors and executive officers as a group. As required by Rule 13d-3, under the Securities Act of 1933, the number and percentage of shares held by each person reflects the number of shares that person currently owns plus the number of shares that person has the right to acquire within the next 60 days as provided in currently outstanding options or warrants. Citrus anticipates that Citrus' executive officers and directors will purchase 25,000 shares in the offering, but there has been no formal commitment to purchase any shares as of the date of this prospectus. Ultimate purchases by these persons may be more or less than indicated depending upon individual circumstances.


                            [Table follows this page]



------------------------------------------------------------------------------------------------------------------------------
                                          Number of       Right to               % of               % if               % if
                                        Shares Owned       Acquire            Beneficial           Minimum            Maximum
             Name                             (1)             (2)             Ownership             Sold               Sold
------------------------------------------------------------------------------------------------------------------------------
Walter A. Alvarez                                 0          5,000                0.5                0.3                0.2
Robert L. Brackett                           87,372         23,907               11.4                5.6                5.1
Josh C. Cox, Jr.                                158         26,400                2.7                1.3                1.2
S. Hallock duPont, Jr.                       83,063         29,288               11.4                5.7                5.1
Hubert Graves, Jr.                           91,080         58,577               14.8                7.4                6.8
Roy H. Lambert (3)                          123,922         95,978               21.0               10.7                9.8
Earl H. Masteller                            25,530         19,532                4.6                2.3                2.1
John A. Purdie                               31,680         22,229                5.5                2.7                2.5
Randy Riley                                     585         18,406                2.0                1.0                0.9
Louis L. Schlitt                             14,252         57,876                7.1                3.6                3.3
Walter E. Smith, Jr.                         65,434         55,797               12.0                6.0                5.5
Henry O. Speight                                427         18,405                1.9                1.0                0.9
James R. Thompson (4)                       125,348         97,089               21.2               10.9                9.9
Jeffrey L. Velde                              1,320           None                0.1                0.1                0.1
------------------------------------------------------------------------------------------------------------------------------
All Directors and
Executive Officers as a                     526,407        432,506               69.3%              40.2%              37.1%
Group (14 persons) (5)
------------------------------------------------------------------------------------------------------------------------------

(1)      Includes shares for which the named person:
         o        has sole voting and investment power
         o        has shared voting and investment power with a spouse, or
         o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes. Does not include shares that may be acquired:
         o        by exercising stock options, or
         o        under stock purchase warrants.
(2)      Includes shares that may be acquired within the next 60 days:
         o        by exercising vested stock options, or
         o under presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering.
(3) Includes 123,764 shares owned by the Revocable Trust of Roy H. Lambert of which Mr. Lambert is the beneficiary, and 158 shares owned by Mr. Lambert individually.
(4) Includes 123,764 shares owned by the Revocable Trust of Roy H. Lambert, of which Mr. Thompson is the sole Trustee and for which Mr. Thompson disclaims beneficial ownership. Includes 1,584 shares owned jointly by Mr. Thompson and his wife. Includes 1,111 shares which Mr. Thompson may acquire under presently exercisable stock purchase warrants granted in connection with Citrus' initial offering.
(5) Table computed on 526,407 shares actually owned, plus 364,893 shares which may be acquired under presently exercisable stock purchase warrants granted in connection with Citrus' initial stock offering, and 67,613 shares which may be acquired under presently exercisable stock options.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

      As of December 31, 1998, no persons or apparent group of persons, other than officers and directors of Citrus, are known by management to own beneficially five percent or more of the outstanding shares of Citrus' common stock. After this offering, we anticipate that he will continue to have a significant influence on the election of members of the board of directors and other shareholder matters. Mr. Lambert, through the Revocable Trust of Roy H. Lambert, beneficially owns the single largest voting block of Citrus' common stock. Mr. Lambert has received regulatory approval to own up to 100% of Citrus' common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Citrus has authorized 11,000,000 shares of authorized capital stock, consisting of 10,000,000 shares of common stock, par value $3.15 per share, and 1,000,000 shares of preferred stock, par value of $5.00 per share. As of December 31, 1998, 952,296 shares of common stock were issued and outstanding and 532,385 shares could have been issued under outstanding options and warrants. No shares of preferred stock were issued. Citrus will not, in the future, issue preferred stock to insiders on terms more favorable than to others.

Common Stock

         Each share of Citrus common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of common stock are entitled to elect the members of the board of directors of Citrus and the holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of Citrus. No holder of any class of stock of Citrus has preemptive rights with respect to the issuance of shares of that or any other class of stock and the common stock is not entitled to cumulative voting rights with respect to the election of directors.

         The holders of common stock are entitled to dividends and other distributions if, as, and when declared by the board of directors out of assets legally available therefor. Upon the liquidation, dissolution or winding up of Citrus, the holder of each share of common stock is entitled to share equally in the distribution of Citrus' assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. The shares of common stock are not limited by any redemption provisions, nor are they convertible into any other security or property of Citrus. All shares of common stock outstanding are fully paid and non-assessable.

Preferred Stock

         Citrus is authorized to issue 1,000,000 shares of preferred stock. The board of directors may issue the preferred stock in series and fix the particular designation of and the rights, preferences, privileges and restrictions granted to and imposed upon each series, all without approval of the shareholders. In certain cases, the rights and preferences of preferred stock issued by Citrus could adversely affect the voting power of the holder of common stock. Citrus has no plans at this time to issue any of the preferred stock authorized and will not issue preferred stock to insiders on terms more favorable than to others.

Outstanding Warrants

         Each organizer, founder, and proposed director who purchased stock during Citrus' initial offering period received warrants which were exercisable one year following commencement of operations by Citrus Bank. These warrants entitle the holder to purchase additional shares of common stock at the initial offering price. The number of warrants issued were equal to 50% of the total number of shares outstanding upon the completion of the initial offering. There are 469,772 warrants outstanding as of the date of this prospectus.


                 SUMMARY OF ARTICLES OF INCORPORATION OF CITRUS

         The following is a summary of the material provisions of the articles of incorporation of Citrus. Interested persons may obtain the full text of the articles of incorporation without charge. In order to obtain a copy of the articles of incorporation interested persons should contact, Henry O.
Speight, Senior Vice President at (561) 778-4100.

         The power to issue additional shares of common stock rests with the board of directors of Citrus, which may help delay or deter a change in control by increasing the number of shares needed to gain control. The following provisions of Citrus' articles of incorporation may also have the effect of preventing, discouraging or delaying any change in control of Citrus.

Staggered Terms for Directors

         Citrus' articles of incorporation provide that directors shall be elected to three-year terms with terms divided into three classes. The number of directors in each class shall be as nearly equal as possible. Only one class of directors is elected by the shareholders each year at Citrus' annual meeting.

Requirements for Super Majority Approval of Transactions

         The articles of incorporation of Citrus contain provisions requiring super majority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the board of directors. The articles of incorporation require the affirmative vote or consent of the holders of at least two-thirds of the shares of each class of common stock entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of Citrus or a subsidiary of Citrus, exchange of securities requiring shareholder approval or liquidation of Citrus, if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of Citrus is a party to the transaction; provided that three quarters of the disinterested directors of Citrus have not approved the transaction.

         In addition, the articles of incorporation require the separate approval by the holders of a majority of the shares of each class of stock entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an interested shareholder, of any merger, consolidation, disposition of all or a substantial part of the assets of Citrus or a subsidiary of Citrus, or exchange of securities requiring shareholder approval, if an interested shareholder is a party to a business combination transaction; provided, that shareholder approval is not required if:

         o the consideration to be received by the holders of Citrus stock meets certain minimal levels determined by a formula contained in Citrus' articles. Generally the consideration must equal the highest price paid by the Interested Shareholder for any shares acquired;
         o there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Shareholder became a shareholder; and
         o the consideration to be received by the shareholders who are not interested shareholders shall be paid in cash or in the same form as the interested shareholder previously paid for shares of each class of stock.

         This article, as well as the article establishing a classified board of directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 75% of the shares of each class of stock entitled to vote in elections of directors.

Acquisition Offers

         The board of directors, when evaluating any offer of another person to:
         o make a tender or exchange offer for any equity security of Citrus;
         o merge or consolidate Citrus with another corporation or entity; or
         o purchase or otherwise acquire all or substantially all of the properties and assets of Citrus, shall, in connection with the exercise of its business judgment in determining what is in the best interest of Citrus give due consideration to all relevant factors, including, without limitation:
         o        the consideration being offered;
         o the social and economic effect of acceptance of the offer on Citrus' present and future customers and employees and those of its subsidiaries, as well as on the communities in which Citrus and its subsidiaries operate or are located;
         o the ability of Citrus to fulfill its corporate objectives as a financial institution holding company;
         o the desirability of maintaining independence from any other business entity;
         o the long term prospects and interests of the corporation and its shareholders; and
         o the other effects on the corporation's employees, suppliers, or customers.

         The consideration of these factors may result in board of director action which may not be in the best financial interests of Citrus' shareholders.

Control Share Acquisitions

         Our articles of incorporation do not exempt us from the Florida Statutes governing control- share acquisitions. Generally, under the statute, a person intending to acquire 20% or more of our shares must give us notice of their intent and request approval of the acquisition by the board of directors. If the board of directors fails to approve the acquisition then the persons may request a meeting of the shareholders at which shareholders will have an opportunity to vote on whether the shares to be acquired shall have full voting rights. Refusal by the shareholders to accord full voting rights would result in the proposed acquiror obtaining shares which could not be voted on any matters to come before the shareholders. Certain acquisitions are exempt from the effects of the statute, including mergers, business combinations or other acquisitions which have been approved by the board of directors, as well as acquisitions of shares issued by Citrus in its original offering or in subsequent offerings approved by the Board.

         The effect of all of the above provisions is to make it more difficult for a person, entity or group to effect a change in control of Citrus through the acquisition of a large block of Citrus' voting stock.

Indemnification of Directors, Officers and Employees Against Liability

         The FBC Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with any proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnification.

         The indemnification provisions of the FBC Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in his or her capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under the FBC Act.

         Citrus' bylaws provide for the indemnification of directors and executive officers to the maximum extent permitted by Florida law as authorized by the board of directors and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director of Citrus upon the receipt of an agreement to repay funds advanced, unless it is ultimately determined that the director is not entitled to indemnification.


                     SALES AGENT RETAINED FOR THIS OFFERING

         Citrus has entered into a Sales Agency Agreement with Banc Stock Financial Services, Inc. Banc Stock Financial has agreed to offer and sell to the public as Citrus' agent a minimum of 1,000,000 shares of common stock on a "best efforts, all or none" basis, and an additional 200,000 shares of common stock on a "best efforts" basis. Banc Stock Financial is required to use its best efforts through the expiration date to sell the shares. Banc Stock Financial and Citrus have agreed that Citrus will not pay a commission to Banc Stock Financial with respect to shares purchased by directors (expected to aggregate 25,000 shares ). Citrus has agreed to pay Banc Stock Financial a commission equal to 2.5% of the aggregate price of shares purchased by certain persons introduced to Banc Stock Financial by Citrus. Banc Stock Financial's commission is 7% on all other shares it sells in the offering. Banc Stock Financial may select other dealers who are members of the National Association of Securities Dealers, Inc. to sell shares and who will receive a selling concession not to exceed $0.40 per share sold in the offering. Banc Stock Financial focuses on working with community-based financial institutions. In the past two years, Banc Stock Financial has participated as a selected dealer in five public offerings and as a sales agent in six public offerings during this time. Banc Stock Financial does not intend to sell shares to any discretionary account in the offering.

         Citrus has agreed to reimburse Banc Stock Financial for its reasonable out-of-pocket expenses incurred in connection with the engagement including (a) the filing and legal fees associated with securing the review of the NASD of the terms of the offering; and (b) reasonable out-of-pocket expenses incurred in connection with Banc Stock Financial's engagement, including legal fees, advertising, promotion, syndication and travel expenses. Unless approved in writing by Citrus, legal fees and disbursements related solely to the underwriting process may not exceed $30,000 and Banc Stock Financial's out-of-pocket expenses may not exceed $40,000.

         Banc Stock Financial has the right to terminate the Sales Agency Agreement under certain circumstances, for example, if conditions exist in the over-the-counter market which cause Banc Stock Financial to believe that no favorable public market exists for the sale of the shares. If terminated by Banc Stock Financial, certain of Citrus' officers and directors may make offers and sales of shares on behalf of Citrus or Citrus may engage one or more other broker/dealers to make sales on its behalf. Citrus does not, however, currently have any other arrangements for the sale of its shares in place. Banc Stock Financial or Citrus will promptly transmit all subscription funds received to the escrow agent until the minimum number of shares have been sold.

         The Sales Agency Agreement provides for reciprocal indemnification between Citrus and Banc Stock Financial against liabilities under the Securities Act of 1933. Insofar as the Sales Agency Agreement permits indemnification for liabilities arising under the Securities Act, Citrus has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable.

         Prior to the date of this prospectus, there has been no public market for the shares. The offering price of the shares was established by Citrus, after discussions with Banc Stock Financial, based upon its assessment of the capital needs and the commercial potential of Citrus. Citrus has had discussions with Banc Stock Financial regarding the establishment and maintenance of a market for the shares after the offering. Following the offering we expect the common stock to be traded on the OTC Bulletin Board under the trading symbol "CFHC". Banc Stock Financial has advised Citrus that upon completion of the offering it intends to act as a "market maker" in the common stock. The development of a public trading market depends, however, on the existence of willing buyers and sellers, the presence of which is not within the control of Citrus, Banc Stock Financial, or any market maker. In general, if a secondary market develops, the shares can be transferred or assigned without restriction and nonaffiliate shareholders may sell any number of shares in the secondary market. In addition, factors including the degree to which the secondary market is active, will determine the willingness of the market makers to continue to maintain the secondary market. Citrus and its officers and directors have agreed with Banc Stock Financial not to sell any shares for a period of two years after the date of this prospectus without the prior written consent of Banc Stock Financial. It is anticipated that affiliates of Banc Stock Financial will purchase up to 8,000 shares at the public offering price for their own accounts.

                                  THE OFFERING

Purchase Limitations

         The minimum number of shares of common stock any person may purchase in the offering is 100 shares. Except for Roy H. Lambert, who already owns in excess of 9.9% of Citrus' common stock, no person may purchase, individually or together with persons acting in concert, shares of common stock which, when aggregated would exceed 193,000 shares or 9.9% of the total number of shares outstanding at the conclusion of the offering, unless the person or persons has received prior regulatory approval.

         Under Federal Reserve Board regulations a rebuttable presumption of concerted action will occur, but is not limited to these situations:

          (1) a person is presumed to be acting in concert with the members of the person's immediate family. Federal Reserve Board regulations define immediate family as a person's spouse, father, mother, step-parent, children, step-children, brothers, step-brothers, sisters, step-sisters and grandchildren; the father, mother, brother and sisters of the person's spouse; and the spouse of the foregoing);

          (2) in addition, the following persons are presumed to be acting in concert:

                o a company and any controlling shareholder, partner, trustee, or management official of Citrus, if both Citrus and the person own voting securities of the state member bank or bank holding company;
                o   companies under common control;
                o persons that are parties to any agreement, contract, understanding, relationship, or other arrangement, whether written or otherwise, regarding the acquisition, voting, or transfer of control of voting securities of a state member bank or bank holding company, other than through a revocable proxy as described in ss.225.42(a)(5);
                o persons that have made, or propose to make, a joint filing under sections 13 or 14 of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78n), and the rules promulgated thereunder by the Securities and Exchange Commission; and
                o a person and any trust for which the person serves as trustee.

Procedures for Subscribing for Common Stock

         Persons participating in the offering must deliver to the escrow agent a properly completed and executed order form, together with payment of the aggregate subscription price for the shares of common stock subscribed for. Payment must be by check or money order payable to:

                        "IBBF as Escrow Agent for Citrus"

         Payment may also be made by wire transfer of funds to the escrow agent. Payment must be made sufficiently in advance of the expiration of the offering period to ensure that payment is received and clears by the expiration date. The order form and payment of the subscription price should be delivered as:

                      Independent Bankers' Bank of Florida
                     Attention: Customer Service Department
                     615 Crescent Executive Court, Suite 400
                            Lake Mary, Fl 32746-2109

         Subscribers may not revoke subscriptions for the common stock which are received and accepted by Citrus.

Intention of Directors and Executive Officers

         None of Citrus' directors or officers has entered into any agreement or arrangement that obligates them to purchase any shares of common stock. However, the directors and executive officers of Citrus as a group (13 persons) have indicated to Citrus that they intend to subscribe for, in the aggregate, 25,000 shares of common stock in the offering. Our executive officers and directors, or affiliates of Banc Stock Financial, may purchase up to 100% of the shares in the offering if necessary to help Citrus achieve the minimum subscription level necessary to release subscription proceeds from escrow. Individuals who purchase shares in excess of their original indications are purchasing them for investment and not with a view to the resale of the shares. Because purchases by these persons may be substantial, investors should not place any reliance on the sales of a specified minimum offering amount as an indication of the merits of this offering.

Expiration Date of the Offering

         The offering will expire at 5:00 p.m., local time, on July [OPEN], 1999 or on October[OPEN], 1999, unless the offering is terminated beforehand at the sole discretion of the board of directors.

Conditions to Consummation of the Offering

         Citrus will not consummate the offering and the escrow agent will promptly return all subscription funds with interest if the minimum offering is not sold by the expiration of the offering period.

Citrus' Right and Flexibility for Allocation Preference if the Offering is Oversubscribed

         If the offering is oversubscribed, Citrus may, but will not be required, to allocate shares among subscribers. Citrus will then give a preference to existing shareholders to the extent of one share in the offering for each share the subscribing shareholder currently owns. Finally, Citrus may give a preference to non-shareholders to purchase shares on a prorata basis, however, Citrus may take into account any other factors it considers relevant. These factors would include the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, Citrus and Citrus' desire to have a broad distribution of stock ownership.

Issuance of Common Stock

         Provided that the conditions necessary to consummate the offering are satisfied, Citrus will cause stock certificates to be delivered to purchasers as soon as practical after the expiration date of the minimum offering.

Transfer Agent and Registrar

         Prior to the offering, Citrus served as its own transfer agent for the common stock. Citrus has retained Continental Stock Transfer and Trust Company, 2 Broadway, 19th Floor, New York, New York, 10004 to handle stock transfers, stock record keeping, and mailing of all proxy materials.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, Citrus will have 1,952,296 shares of common stock outstanding assuming the sale of the minimum offering and 2,152,296 assuming the sale of the maximum offering. Citrus shareholders may trade their shares without restriction or further registration under the Securities Act, except for shares held or purchased by "affiliates" of Citrus. Affiliates are defined in Rule 144 to mean a person who directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with Citrus.

         Citrus' executive officers and directors, and certain directors of Citrus Bank, holding in the aggregate, 526,407 shares of common stock or 978,913 shares assuming full exercise of their warrants, options and intended purchases in this offering have agreed with Banc Stock Financial not to sell any Citrus shares they own for period of two years after the date of this prospectus without the prior written consent of Banc Stock Financial. After this period, these individuals may sell their shares in the public market, as long as they comply with the volume and other limitations on sale imposed by Rule 144. These same persons may also sell their shares without complying with Rule 144 restrictions if the shares are registered under the Securities Act or are sold under an exemption from the registration requirements.

         In general, under Rule 144, a person or affiliates whose shares are aggregated, would be entitled to sell within any three month period that number of shares which does not exceed the greater of:

         o 1% of the number of shares of common stock then outstanding or 19,523 shares based on the minimum offering and 21,523 shares based on the maximum offering; or
         o the average weekly trading volume of the common stock during the four calendar weeks preceding such sale.

         Sales in reliance on Rule 144 must also comply with certain manner of sale provisions, notice requirements and the availability of current public information about Citrus. A person or persons whose shares are aggregated who is not deemed to have been an affiliate of Citrus at any time during the 90 days preceding a sale would be entitled to sell their shares under Rule 144(k) without regard to the requirements described above.

                    LEGAL MATTERS PERTAINING TO THE OFFERING

         Certain legal matters, including, among other things, the validity of the shares of common stock have been passed upon by Igler & Dougherty, P.A., Tallahassee, Florida, counsel to Citrus. In addition, Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia will pass upon certain legal matters in connection with the offering for Banc Stock.

                       CERTAIN EXPERTS RETAINED BY CITRUS

         The consolidated financial statements of Citrus set forth herein as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of Stevens, Sparks & Company, P.A. (formerly Stevens, Thomas, Schemer & Sparks, P.A.) appearing elsewhere herein, and upon the authority of this firm as experts in accounting and auditing.

                       AVAILABLE INFORMATION ABOUT CITRUS

         Citrus is required to comply with the informational requirements of the Securities Exchange Act of 1934. We file financial reports, proxy statements and other information electronically with the Securities and Exchange Commission through the EDGAR system. Interested persons may inspect and copy our financial reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at:

                  o   450 Fifth Street, N.W., Washington, D.C. , and
                  o   3475 Lenox Road, NE, Suite 1000, Atlanta, GA, or
                  o   Securities   and   Exchange   Commission's   Web  Site  at
                      www.sec.gov

         Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         We have filed electronically with the Securities and Exchange Commission through EDGAR a registration statement on Form SB-2 in accordance with the requirements of the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and in the exhibits attached thereto. Certain items were omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Anyone may inspect the registration statement without charge at the above locations. Statements contained in this prospectus which refer to a document filed as an exhibit to the registration statement are qualified in their entirety by reference to the copy of the document filed with the Securities and Exchange Commission. Additional information about Citrus Bank can be found on our internet website located at www.citrusbank.com.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS


                                                                     PAGE
                                                                     NUMBER
                                                                     ------
FINANCIAL STATEMENTS

     Independent Auditors' Report

     Consolidated Balance Sheets as of December 31, 1998 and 1997     F-1

     Consolidated Statements of Operations and Comprehensive Income
         for the Years Ended December 31, 1998 and 1997               F-2

     Consolidated Statements of Cash Flows for the Years Ended
         December 31, 1998 and 1997                                   F-3

     Consolidated Statement of Changes in Stockholders' Equity        F-4

     Notes to Consolidated Financial Statements                       F-5 - F-21

                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
Citrus Financial Services, Inc. and Subsidiary
Vero Beach, Florida

We have audited the accompanying consolidated balance sheets of Citrus Financial Services, Inc. and Subsidiary ("Citrus") as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in stockholders' equity for the years then ended. These consolidated financial statements are the responsibility of Citrus's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the consolidated financial position of Citrus as of December 31, 1998 and 1997, and the consolidated results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/  STEVENS, SPARKS & COMPANY, P.A.

STEVENS, SPARKS & COMPANY, P.A.
January 22, 1999
Jacksonville, Florida



                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                                                                        December 31,
                                                                                        ------------
                                                                                    1998             1997
                                                                                    ----             ----
                                                                      (Dollars in Thousands, Except Per Share Data)
                                     ASSETS
Cash and cash equivalents:
     Cash and due from banks                                                      $     3,940      $     3,742
     Federal funds sold                                                                 9,200            2,500
                                                                                  -----------      -----------
         Total cash and cash equivalents                                               13,140            6,242

Interest-bearing deposits in other banks                                                    9               61
Securities available-for-sale                                                           4,675            5,796
Securities held-to-maturity (market value of
    $1,273 for 1998 and $3,426 for 1997)                                                1,307            3,487
Loans held for investment less allowance for credit losses                             52,548           49,260
Loans held for sale                                                                     8,291              847
Facilities                                                                              2,884            2,471
Other real estate owned                                                                   390              390
Deferred income taxes                                                                     233               36
Accrued interest receivable                                                               343              292
Other assets                                                                              231              216
                                                                                -------------     ------------
         Total assets                                                             $    84,051       $   69,098
                                                                                  ===========       ==========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing demand deposits                                          $    13,393        $  10,723
     Demand deposits                                                                    4,121            3,701
     Money market accounts                                                              3,026            4,095
     Savings accounts                                                                   8,423            5,993
     Time, $100,000 and over                                                           10,377            8,079
     Other time deposits                                                               37,363           30,010
                                                                                  -----------       ----------
         Total deposits                                                                76,703           62,601
                                                                                  -----------       ----------

Other borrowings                                                                          217              433
Accrued interest payable on deposits                                                      297              195
Accounts payable and accrued liabilities                                                  387               47
                                                                                  -----------     ------------
         Total liabilities                                                             77,604           63,276
                                                                                    ---------        ---------

Commitments and contingencies                                                               -                -
                                                                                -------------    -------------

                                                 STOCKHOLDERS' EQUITY
Preferred stock, $5.00 par value, authorized and
    unissued 1,000,000 shares in 1997 and 1998                                              -                -
Common stock, $3.15 par value, authorized 10,000,000 shares,
    issued 952,296 shares in 1998 and 865,829 shares in 1997                            3,007            3,007
Additional paid-in capital                                                              3,149            3,149
Retained earnings (deficit)                                                               324             (239)
Accumulated other comprehensive income
     Net unrealized holding losses on securities                                         (33)              (95)
                                                                                  ----------       -----------
         Total stockholders' equity                                                     6,447            5,822
                                                                                   ----------       ----------

         Total liabilities and stockholders' equity                                 $  84,051        $  69,098
                                                                                    =========        =========

Book value per common share                                                        $     6.77       $     6.11
                                                                                   ==========       ==========
Common shares outstanding, adjusted for stock split                                   952,296          952,296
                                                                                    =========        =========

                       See notes to financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                                                 For the Years Ended December 31,
                                                                                 --------------------------------
                                                                                       1998             1997
                                                                                       ----             ----
                                                                         (Dollars in Thousands, Except Per Share Data)
INTEREST INCOME
     Interest and fees on loans held for investment                                 $   4,896        $   4,668
     Interest and fees on loans held for sale                                             879              159
     Interest and dividend income from investment securities
         and interest-bearing deposits in other banks                                     432              547
     Federal funds sold                                                                   245              140
                                                                                   ----------       ----------

         Total interest income                                                          6,452            5,514
                                                                                    ---------       ----------

INTEREST EXPENSE
     Interest on deposits                                                               2,885            2,424
     Other                                                                                 56               58
                                                                                  -----------      -----------

         Total interest expense                                                         2,941            2,482
                                                                                    ---------       ----------

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES                                  3,511            3,032

PROVISION FOR CREDIT LOSSES                                                                23              269
                                                                                   ----------       ----------

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                   3,488            2,763
                                                                                    ---------       ----------

OTHER INCOME
     Service charges on deposit accounts                                                  350              327
     Other fees for customer service and other income                                      71               72
                                                                                   ----------      -----------

         Total other income                                                               421              399
                                                                                   ----------       ----------

OTHER EXPENSES
     Salaries and employee benefits                                                     1,466            1,280
     Expenses of bank premises and fixed assets                                           544              452
     Other operating expenses                                                             997            1,043
                                                                                   ----------       ----------

         Total other expenses                                                           3,007            2,775
                                                                                    ---------       ----------

INCOME BEFORE PROVISION FOR INCOME TAXES                                                  902              387

PROVISION FOR INCOME TAXES                                                                338              137
                                                                                   ----------       ----------

NET INCOME                                                                                564              250
                                                                                   ----------       ----------

OTHER COMPREHENSIVE INCOME, NET OF INCOME TAXES:
     Unrealized holding gains on securities arising during period                          65               63
     Less: reclassification adjustment for gains included in
         net income for the period                                                        (3)                -
                                                                                  ----------      ------------

         Total other comprehensive income, net of income taxes                             62               63
                                                                                  -----------      -----------

COMPREHENSIVE INCOME                                                               $      626       $      313
                                                                                   ==========       ==========

EARNINGS PER SHARE
     Basic earnings per share                                                      $     0.59        $    0.26
                                                                                   ==========        =========
     Diluted earnings per share                                                    $     0.48        $    0.21
                                                                                   ==========        =========

                       See notes to financial statements.


                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               For the Years Ended December 31,
                                                                               --------------------------------
                                                                                    1998             1997
                                                                                    ----             ----
                                                                      (Dollars in Thousands, Except Per Share Data)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                 $      564       $        250
     Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
         Provision for credit losses                                                    23                269
         Depreciation and amortization of facilities                                   279                226
         Net premium amortization and discount accretion                                20                 18
         Gain on sale of securities                                                     (3)                 -
         Deferred income taxes                                                        (200)                49
         Cash paid for purchases of loans held for sale                           (171,223)          (25,320)
         Cash received for sales of loans held for sale                            163,779             29,034
         (Increase) decrease in assets:
              Accrued interest and other assets                                        (66)                64
         Increase (decrease) in liabilities:
              Accounts payable and accrued liabilities                                 442               (46)
                                                                               -----------       -----------

                  Net cash provided by (used in) operating activities               (6,385)             4,544
                                                                                ----------         ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available-for-sale:
         Purchases                                                                  (1,605)             (661)
         Proceeds from maturities                                                    2,176                239
         Proceeds from sales                                                           604                 -
     Securities held-to-maturity:
         Proceeds from maturities                                                    2,173                713
     Decrease in interest-bearing deposits in other banks                               52                 45
     Increase in loans held for investment                                          (3,311)           (3,420)
     Purchases of facilities                                                          (692)             (147)
                                                                               -----------      ------------

                  Net cash used in investing activities                               (603)           (3,231)
                                                                               -----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Increase in deposits:
         Noninterest-bearing                                                         2,670              2,587
         Interest-bearing                                                           11,432              1,368
     Repayments of FHLB advances                                                      (216)           (1,122)
     Net decrease in federal funds purchased                                             -              (500)
     Proceeds from stock options exercised                                               -                 82
                                                                             -------------       ------------

                  Net cash provided by financing activities                         13,886              2,415
                                                                                 ---------         ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                            6,898              3,728

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                       6,242              2,514
                                                                                ----------         ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                          $ 13,140          $   6,242
                                                                                  ========          =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash received during the year for interest and dividends                    $   6,401          $   5,594
                                                                                 =========          =========
     Cash paid during the year for interest                                      $   2,839          $   2,515
                                                                                 =========          =========
     Cash paid during the year for income taxes                                 $      131        $        75
                                                                                ==========        ===========


                       See notes to financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                               Net
                                                                                           Unrealized
                                                          Common Stock          Retained     Holding
                                                  Par              Additional   Earnings      Gains        Total
                                                 Value               Paid-in  (Accumulated (Losses) on  Stockholders'
                                     Shares    (Rounded)  Amount     Capital     Deficit)   Securities     Equity
                                     ------    ---------  ------     -------     --------   ----------     ------
                                                (Dollars in Thousands, Except Par Value Per Share)

Balance, December 31, 1996           853,967   $   3.47   $  2,966   $  3,108    $  (489)    $ (158)   $  5,427

Stock options exercised               11,862          -         41         41          -          -          82
Comprehensive income:
     Net income                            -          -          -          -        250          -
     Net change in unrealized holding
         gains on securities               -          -          -          -          -         63

         Total comprehensive income        -          -          -          -          -          -         313
                                   -----------------------------------------------------  ---------   ---------

Balance, December 31, 1997           865,829       3.47      3,007      3,149       (239)       (95)      5,822

Stock issued for stock split and par
     value reduction (rounded)        86,467      (0.32)         -          -         (1)         -          (1)
Comprehensive income:
     Net income                            -          -          -          -        564          -
     Net change in unrealized holding
         gains on securities               -          -          -          -          -         62

         Total comprehensive income        -          -          -          -          -          -         626
                                   -----------------------------------------------------  ---------   ---------

Balance, December 31 1998            952,296   $   3.15   $  3,007   $  3,149    $   324    $   (33)   $  6,447
                                     =======   ========   ========   ========    =======    =======    ========















                       See notes to financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

General:
The consolidated financial statements include the accounts and transactions of Citrus Financial Services, Inc. ("Citrus") and its wholly-owned subsidiary, Citrus Bank, National Association ("Citrus Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. For financial statement presentation, Citrus Mortgage Corp., a wholly-owned inactive company, has been excluded from the consolidation.

Citrus Bank provides a wide range of banking services to individual and corporate customers primarily in Indian River County, Florida.

Citrus and Citrus Bank are subject to regulations issued by certain regulatory agencies and undergo periodic examinations by those agencies.

Basis of Financial Statement Presentation:
The accounting and reporting policies of Citrus conform with generally accepted accounting principles and with general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, the fair value of financial instruments, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowances for credit losses and foreclosed real estate, management obtains independent appraisals for significant properties.

Management believes that the allowance for credit losses is adequate. While management uses available information to recognize losses on loans, including independent appraisals for significant properties, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance based on their judgments about information available to them at the time of their examination.

Investments:
Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"), sets the standard for classification of and accounting for investments in equity securities that have readily determinable fair values, and all investments in debt securities that are to be classified as held-to-maturity securities, available- for-sale securities, or trading securities.

Debt securities that an enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Citrus Bank classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security using a method which approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.

Loans Held for Investment:
Loans held for investment are stated at unpaid principal balances, less the allowance for credit losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Interest on loans held for investment is accounted for on the accrual basis. Generally, Citrus' policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

In 1995, Citrus adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS No. 114"), which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

Under SFAS No. 114, a loan is impaired when it is probable that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses.

Loan Fees:
Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the term of the related loans as a yield adjustment using the level-yield method (loan-by-loan basis). Amortization of deferred fees and costs is discontinued when collectibility of the related loan is deemed uncertain. Fees and direct loan origination costs for unexercised commitments are recognized in income upon expiration of commitment.

Loans Held for Sale:
Citrus Bank originates and purchases residential mortgage loans for sale to the Federal National Mortgage Association ("FNMA") and other investors in the secondary market. Substantially all such loans are purchased through a program that provides table funding for mortgage loans originated by third party mortgage brokers that are held for securitization or sale to an end investor in exchange for Citrus' purchase of an undivided 100% interim interest on a loan-by-loan basis.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Under this program, the originating broker closes a mortgage loan that has been pre-approved by Citrus Bank as conforming with Citrus Bank's pre-determined lending guidelines and secondary market conditions, assigns the mortgage loan and the purchase and rate-lock commitments to Citrus Bank, and receives up to 98% of the mortgage note amount. Citrus Bank is not shown on the closing statements as lender but is assigned a 100% interest in the mortgage loan. The discount from the mortgage note amount ("holdback") and the purchase and rate-lock commitments limit market risks. The advance approval of these conforming mortgage loans as well as the holdback limit credit risks and since these mortgage loans are conforming, Citrus Bank can sell these mortgage loans in the secondary market to FNMA or other investors. Citrus Bank is not obligated to table fund all mortgage loans provided by a broker and the agreement with the broker can be canceled with 30 days notice. Typically, Citrus Bank works with three to four brokers and the end investors used by the brokers to purchase these mortgage loans approximates ten. The holdback is returned to the broker at the time of settlement with the end investor, net of interest and fees earned by Citrus Bank. No servicing rights are purchased or servicing performed by Citrus Bank. Substantially all mortgage loans are conforming and have been pre-sold to the end investor at the time of table funding. Loans held for sale are carried at cost, which is lower than market in all material respects.

Loans originated for sale to FNMA were not material in 1998 or 1997.

Interest and Fee Income from Table Funding Loan Program:
Citrus Bank accounts for interest on the loans held for sale on the accrual basis. A processing fee is charged for each loan purchased under the table funding loan program, and this fee is recorded into fee income, when the loan is sold. This fee income is included in the Statements of Operations caption, "Interest and fees on loans held-for-sale".

Allowance for Credit Losses:
The provision for credit losses charged to operating expenses is based upon management's judgment of the adequacy of the allowance giving consideration to its credit loss experience and an evaluation of the current loan portfolio. Such provisions, less net charge-offs, comprise the allowance, which is deducted from loans and is available for future charge-offs.

Facilities:
Facilities are stated at cost, less accumulated depreciation and amortization. Charges to income for depreciation and amortization are computed on the straight-line method over the assets' estimated useful lives.

When properties are sold or otherwise disposed of, the gain or loss resulting from the disposition is credited or charged to income. Expenditures for maintenance and repairs are charged against income and renewals and betterments are capitalized.

Other Real Estate Owned:
Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Off-Balance Sheet Instruments:
In the ordinary course of business Citrus Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Income Taxes:
Provisions for income taxes are based on amounts reported in the statements of operations, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes.

Computation of Per Share Earnings:
Basic earnings per share ("EPS") amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. The average number of shares and dilutive potential shares have been restated for the 10% stock split on April 27, 1998. The following information was used in the computation of earnings per share on both a basic and diluted basis for years ended December 31, 1998 and 1997.

                                                                                           For the Years Ended
                                                                                               December 31,
                                                                                             1998        1997
                                                                                             ----        ----
                                                                                      (In thousands except per share data)
     Basic EPS computation:
         Numerator - Net income                                                              $  564       $  250
         Denominator - Weighted average shares outstanding                                      952          948
                                                                                            -------      -------

         Basic EPS                                                                           $ 0.59       $ 0.26
                                                                                             ======       ======

     Diluted EPS computation:
         Numerator - Net income                                                              $  564       $  250
                                                                                             ------       ------
         Denominator - Weighted average shares outstanding                                      952          948
         Stock options and warrants                                                             227          220
                                                                                            -------      -------

                                                                                              1,179        1,168

         Diluted EPS                                                                         $ 0.48       $ 0.21
                                                                                             ======       ======


Statement of Cash Flows:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposit in noninterest- bearing accounts with other commercial banks, and federal funds sold.

Reclassification of Accounts:
Certain items in the consolidated financial statements for 1997 have been reclassified to conform to the classifications used for the current year.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 1998, are as follows:

                                                                         Gross             Gross          Estimated
                                                      Amortized        Unrealized       Unrealized            Fair
                                                        Cost             Gains            Losses             Value
                                                        ----             -----            ------             -----
                                                                                (In Thousands)
Securities available-for-sale:
     U.S. Government agencies                          $ 1,600          $     18        $      -            $ 1,618
     Mortgage-backed securities                          2,734                 -               63             2,671
     Other                                                 386                 -                -               386
                                                     ---------         ---------        ---------         ---------

                                                       $ 4,720          $     18          $    63           $ 4,675
                                                       =======          ========          =======           =======


                                                                         Gross             Gross          Estimated
                                                      Amortized        Unrealized       Unrealized            Fair
                                                        Cost             Gains            Losses             Value
                                                        ----             -----            ------             -----
                                                                                (In Thousands)
Securities held-to-maturity:
     U.S. Government agencies                         $    481         $       -         $     35          $    446
     Mortgage-backed securities                            826                 2                1               827
     Other                                                   -                 -                -                 -
                                                   -----------         ---------       ----------       -----------

                                                       $ 1,307          $      2         $     36           $ 1,273
                                                       =======          ========         ========           =======


The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 1997, are as follows:

                                                                         Gross             Gross          Estimated
                                                      Amortized        Unrealized       Unrealized            Fair
                                                        Cost             Gains            Losses             Value
                                                        ----             -----            ------             -----
                                                                                (In Thousands)
Securities available-for-sale:
     U.S. Government agencies                          $ 1,101          $      5         $      2           $ 1,104
     Mortgage-backed securities                          4,396                 -              131             4,265
     Other                                                 427                 -                -               427
                                                     ---------         ---------        ---------         ---------

                                                       $ 5,924          $      5           $  133           $ 5,796
                                                       =======          ========           ======           =======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 2 - INVESTMENT SECURITIES (Continued)

                                                                         Gross             Gross          Estimated
                                                      Amortized        Unrealized       Unrealized            Fair
                                                        Cost             Gains            Losses             Value
                                                        ----             -----            ------             -----
                                                                                (In Thousands)
Securities held-to-maturity:
     U.S. Government agencies                          $ 1,474          $      -         $     45           $ 1,429
     Mortgage-backed securities                          1,762                 -               15             1,747
     Other                                                 251                 -                1               250
                                                     ---------         ---------        ---------         ---------

                                                       $ 3,487          $      -          $    61           $ 3,426
                                                       =======          ========          =======           =======


The fair value of securities fluctuates during the investment period. No provision for loss has been made in connection with the decline of fair value below book value, because the securities are purchased for investment purposes and the decline is not deemed to be other than temporary. Temporary declines in fair value of securities available-for-sale at December 31, 1998, of $33,000 (net of deferred income taxes of $30,000) are regarded as an adjustment to stockholders' equity. The estimated fair value of securities is determined on the basis of market quotations. At December 31, 1998, no securities were pledged to secure deposits and for other operating purposes.

At December 31, 1998 and 1997,  the carrying  value of  collateralized  mortgage
obligations   included  in  securities   available-for-   sale  and   securities
held-to-maturity was approximately $2,446,000 and $3,998,000, respectively.

No investment securities were sold during 1997 and gains on sales of investment securities in 1998 totaled $3,000.

The cost and estimated fair value of debt and equity securities at December 31, 1998, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Securities                         Securities
                                                         Available-for-Sale                   Held-to-Maturity
                                                         ------------------                   ----------------
                                                                       Estimated                          Estimated
                                                      Amortized          Fair            Amortized            Fair
                                                        Cost             Value             Cost               Value
                                                        ----             -----             ----               -----
                                                                                (In Thousands)
     Due in one year or less                        $        -       $         -       $        -        $        -
     Due from one to five years                          1,600             1,618            1,041             1,006
     Due from five to ten years                          1,737             1,705              266               267
     Due after ten years                                   997               966                -                 -
     Other                                                 386               386                -                 -
                                                      --------         ---------      -----------       -----------

                                                       $ 4,720           $ 4,675          $ 1,307           $ 1,273
                                                       =======           =======          =======           =======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 3 - LOANS HELD FOR INVESTMENT

Loans held for investment are classified as follows:

                                                                                                 December 31,
                                                                                            1998              1997
                                                                                            ----              ----
                                                                                                 (In Thousands)
     Commercial and agricultural                                                        $ 12,868          $ 10,316
     Real estate                                                                          35,914            35,075
     Installment and other loans                                                           4,347             4,326
                                                                                       ---------         ---------
         Total loans                                                                      53,129            49,717
     Less, unearned income                                                                  (120)              (26)
     Less, allowance for credit losses                                                      (461)             (431)
                                                                                       ---------         ---------

                                                                                        $ 52,548          $ 49,260
                                                                                        ========          ========

The  following  is a summary of the  transactions  in the  allowance  for credit losses:
                                                                                                  December 31,
                                                                                            1998              1997
                                                                                            ----              ----
                                                                                                 (In Thousands)
Balance, beginning of year                                                                 $ 431             $ 354
Provisions charged to operating expenses                                                      23               269
Loans charged-off                                                                            (45)             (212)
Recoveries                                                                                    52                20
                                                                                         -------           -------

Balance, end of year                                                                       $ 461             $ 431
                                                                                           =====             =====

Loans on which interest was not being accrued totaled $141,000 at December 31, 1998, and $783,000 at December 31, 1997. Had interest been accrued on these nonaccrual loans at originally contracted rates, interest income, before income taxes, would have been increased by approximately $13,000 and $100,000 at December 31, 1998 and 1997, respectively.

A loan is considered impaired when, according to the contractual terms of the contract, it is probable that Citrus Bank will be unable to collect all amounts due. Of the $141,000 in nonaccrual loans held for investment at December 31, 1998, loans totaling $85,000 were classified by management as impaired. The remaining nonaccrual loans held for investment totaling $56,000 were not classified as impaired because management expects to recover substantially all of the balances owed. However, these loans remain on nonaccrual status in accordance with Citrus' policy.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 3 - LOANS HELD FOR INVESTMENT (Continued)

The following table sets forth the recorded investment in impaired loans and the related valuation allowance for each loan category as of December 31, 1998. At December 31, 1997, no loans held for investment were classified as impaired and for December 31, 1998 and 1997, no loans held for sale were classified as impaired.

                                                                 Total               Amount of
                                                                Impaired             Valuation
                                                                 Loans                Allowance
                                                                 -----                ---------
     December 31, 1998
         Commercial real estate                                $    -               $    -
         Residential real estate                                    -                    -
         Commercial loans                                          85                   43
         Consumer loans                                             -                    -
                                                              -------               ------

         Total impaired loans held
              for investment                                     $ 85                 $ 43
                                                                 ====                 ====

All of the impaired loans at December 31, 1998, were measured using management's current estimate of fair value of the collateral. The average loans held for investment classified as impaired totaled $4,000 in 1998 and $-0- in 1997. No material amounts of interest were recorded in 1998 or 1997 for impaired loans.

NOTE 4 - LOANS HELD FOR SALE

Loans held for sale include residential real estate loans held for sale to FNMA and outstanding loans originated by third-party brokers, assigned to Citrus Bank, and held by Citrus Bank pending transfer to investors with take-out commitments. At December 31, 1998 and 1997, such loans totaled $8,291,000 and $847,000, respectively. These loans are carried at cost, which is lower than market.

Citrus Bank does not originate any significant amounts of loans specifically for resale. Loans originated by Citrus Bank and sold principally to FNMA totaled less than 1% and 3% of all loans originated during 1998 and 1997, respectively. The only servicing income received by Citrus Bank comes form the servicing of loans sold principally to FNMA. Servicing income recorded totaled $22,000 and $21,000 for the years ended December 31, 1998 and 1997, respectively.

NOTE 5 - FACILITIES

Facilities are summarized as follows:
                                                                     Accumulated                          Estimated
                                                                 Depreciation and        Net Book         Useful
                                                        Cost        Amortization          Value            Lives
                                                        ----        ------------          -----            -----
                                                                                (In Thousands)
December 31, 1998
     Land and land improvements                      $    278    $         -           $    278
     Bank building and improvements                     2,219            504              1,715             31.5 years
     Furniture, fixtures, and equipment                 1,647            756                891           2 - 15 years
                                                     --------      ---------          ---------

                                                      $ 4,144        $ 1,260            $ 2,884
                                                      =======        =======            =======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 5 - FACILITIES (Continued)

                                                                     Accumulated                          Estimated
                                                                   Depreciation &        Net Book         Useful
                                                        Cost        Amortization          Value            Lives
                                                        ----        ------------          -----            -----
                                                                                (In Thousands)
December 31, 1997
     Land and land improvements                      $    278    $         -           $    278
     Bank building and improvements                     2,200            434              1,766             31.5 years
     Furniture, fixtures, and equipment                 1,178            751                427           2 - 15 years
                                                     --------      ---------          ---------

                                                      $ 3,656        $ 1,185            $ 2,471
                                                      =======        =======            =======


Other  expenses  for the  years  ended  December  31,  1998 and  1997,  included
depreciation   and   amortization   of  facilities  of  $279,000  and  $226,000,
respectively.

NOTE 6 - FHLB ADVANCES

Citrus Bank has a line of credit master agreement with the FHLB of Atlanta that enables Citrus Bank to borrow up to $10,000,000 with no expiration date. These advances are collateralized by Citrus Bank's FHLB stock and a blanket floating lien consisting of wholly-owned residential (1-4 units) first mortgage loans. No amounts were outstanding at December 31, 1998 and 1997, under this line of credit. In addition to the line of credit arrangement, Citrus Bank had fixed FHLB advances outstanding as follows:

     Maturity Date                                                 Interest Rate            1998              1997
     -------------                                                 -------------            ----              ----
         2000                                                          5.26%            $      -          $ 166,667
         2003                                                          5.76%            $     217         $ 266,666

Interest expense on the line of credit and other FHLB advances amounted to approximately $54,000 and $56,000 for the years ended December 31, 1998 and 1997, respectively.

NOTE 7 - TIME DEPOSITS

Time deposits at December 31, 1998, totaled $47,740,000. Maturities of such deposits are as follows:

                                                                                    Time, $100,000       Other Time
                                                                                        And Over          Deposits
                                                                                    --------------       ----------
                                                                                             (In Thousands)
     Three months or less                                                             $   2,861         $ 12,374
     Over three through twelve months                                                     7,237           21,547
     Over twelve months through three years                                                 100            2,778
     Over three years                                                                       179              664
                                                                                    -----------      -----------

                                                                                       $ 10,377         $ 37,363
                                                                                       ========         ========

Interest expense on certificates of deposit of $100,000 or more for 1998 and 1997 were approximately $569,000 and $504,000, respectively.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 8 - INCOME TAXES

The provision for income taxes on income is summarized as follows:
                                                                                                  December 31,
                                                                                            1998              1997
                                                                                            ----              ----
                                                                                                (In Thousands)
Current:
     Federal                                                                              $   457          $     87
     State                                                                                     78                 1
                                                                                         --------         ---------
                                                                                              535                88
                                                                                          -------          --------

Deferred:
     Federal                                                                                 (168)               41
     State                                                                                    (29)                8
                                                                                            -----          --------
                                                                                              197                49
                                                                                           ------           -------

     Total income tax provision                                                             $ 338             $ 137
                                                                                            =====             =====


A reconciliation of the income tax computed at the federal statutory rate of 34%
and the income tax provision shown on the statement of operations, follows:
                                                                                                  December 31,
                                                                                            1998              1997
                                                                                            ----              ----
                                                                                                (In Thousands)
     Tax computed at statutory rate                                                        $ 307             $ 132
     Increase (decrease) resulting from:
         Utilization of net operating loss carryforwards                                       -                (2)
         Other                                                                                31                 7
                                                                                        --------          --------

              Income tax provision                                                         $ 338             $ 137
                                                                                           =====             =====


The components of the deferred income tax assets are as follows:
                                                                                                  December 31,
                                                                                            1998              1997
                                                                                            ----              ----
                                                                                                (In Thousands)
     Deferred tax asset:
         Federal                                                                           $ 212             $ 111
         State                                                                                36                19
                                                                                         -------           -------

                                                                                             248               130
                                                                                          ------           -------
     Deferred tax liability:
         Federal                                                                             (13)              (80)
         State                                                                               ( 2)              (14)
                                                                                        --------           -------

                                                                                             (15)              (94)
                                                                                         -------            ------

         Net deferred tax asset                                                            $ 233            $   36
                                                                                           =====            ======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 8 - INCOME TAXES (Continued)

The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                                                                  December 31,
                                                                                            1998              1997
                                                                                            ----              ----
                                                                                                (In Thousands)
     Net unrealized holding losses on securities                                          $   30            $   33
     Depreciation                                                                            (15)              (94)
     Allowance for credit losses                                                             173                97
     Other                                                                                    45                 -
                                                                                         -------           -------

         Net deferred tax asset                                                           $  233            $   36
                                                                                          ======            ======

NOTE 9 - DEFINED CONTRIBUTION PLAN

Citrus sponsors a 401(k) Profit Sharing Plan (the "Plan") that covers substantially all employees. Citrus, at its sole discretion, may make matching and discretionary contributions to eligible participants. The Plan is a prototype plan and has been approved by the Internal Revenue Service.

For  1998  and  1997,  Citrus  expensed   approximately   $11,000  and  $12,000,
respectively.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of these commitments and contingent liabilities follows:

                                                                                                 December 31,
                                                                                            1998              1997
                                                                                            ----              ----
                                                                                               (In Thousands)
     Commitments to extend credit                                                      $   11,156        $    7,098
     Standby letters of credit                                                         $      126        $       75
     Commercial letters of credit                                                      $      100        $      100

Citrus Bank uses the same credit policies in making commitments to extend credit and in issuing standby letters of credit as it does for extensions of credit shown on the balance sheets.

Citrus is party to litigation, outstanding commitments, and other contingent liabilities arising in the normal course of business. In the opinion of management, the resolution of such matters will not have a material effect on the consolidated financial statements.

At December 31, 1998, Citrus Bank had $1,750,000 unfunded lines-of-credit available from other banks for the purchase of federal funds.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 11 - CONCENTRATIONS OF CREDIT

Substantially all of Citrus Bank's loans, commitments, and standby letters of credit have been granted to customers in south Florida. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

NOTE 12 - RELATED PARTIES

Citrus Bank holds loans and engages in transactions in the ordinary course of business with certain of the directors and senior officers of Citrus Bank. Total loans to such persons and their affiliates amounted to $3,468,000 and $3,543,000 at December 31, 1998 and 1997, respectively.

Following is a summary of activity for 1997 and 1998 for such loans:

                                                      Beginning                                             End of
                                                       of Year                                              Year
                                                       Balance          Additions       Reductions         Balance
                                                       -------          ---------       ----------         -------
                                                                              (In Thousands)
     1997                                             $  2,230          $  1,973         $    660          $  3,543
     1998                                             $  3,543          $  1,882         $  1,957          $  3,463


NOTE 13 - STOCKHOLDERS' EQUITY

Citrus has authorized 11,000,000 shares of authorized capital stock, consisting of 10,000,000 shares of common stock, par value $3.15 (as adjusted for stock splits) per share, and 1,000,000 shares of preferred stock, par value of $5.00 per share. As of December 31, 1998, 952,296 shares of common stock were issued and outstanding and 532,385 shares were subject to issuance pursuant to options and warrants. No shares of preferred stock were issued.

A summary of changes from the original issue of $5.00 par value and $10.00 option price follows:

                                                                                                 Option
Record Date                      Action                        Par Value (Rounded)            Price (Rounded)
-----------                      ------                        -------------------            ---------------

April 13, 1990                   Initial Offering                  $5.00                      $10.00
March 15, 1995                   20% Stock Split                    (.83)                      (1.67)
January 15, 1997                 20% Stock Split                    (.70)                      (1.39)
May 8, 1998                      10% Stock Split                    (.32)                       (.63)
                                                                 --------                    --------

December 31, 1998                                                  $3.15                       $6.31
                                                                   =====                       =====

In connection with Citrus' 1990 offering, organizers were granted warrants to purchase 469,772 shares of common stock at $6.31 per share (as adjusted for stock splits). The warrants are exercisable for a ten-year period commencing April 13, 1990.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 13 - STOCKHOLDERS' EQUITY (Continued)

As part of an employment agreement, in 1990 Citrus granted stock options to one of its organizing directors for 5,931 shares of common stock at $10.00 per share. In addition, the director received stock options in each of the second and fourth years of his employment agreement for an aggregate total of 5,931 shares at an option price of $10.00 per share. On April 28, 1997, the directors amended the employment agreement to be consistent with all other options and warrants. This action reduced the exercise price per option from $10.00 per share to $6.31 (as adjusted for stock splits) per share. On May 15, 1997, all of these options were exercised.

In addition to stock options granted to the director, Citrus granted stock options to officers equal to 2% of the number of shares sold in the initial public offering. The stock options totaling 17,081, are exercisable at $6.31 (as adjusted for stock splits) per share starting with the fifth anniversary of Bank operations and expire on the tenth anniversary.

Citrus has also entered into stock option agreements with its officers providing for the granting of 39,840 non-statutory stock options. Such options are exercisable at $6.31 (as adjusted for stock splits) per share.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), became effective in 1996. SFAS No. 123 permits application of the accounting requirements of an earlier issued APB Opinion No. 25 and, accordingly, no compensation cost has been recognized in 1998 and 1997. However, Citrus must comply with certain additional disclosures under SFAS No.
123. The following is a summary of the activity relating to the options:

                                                                                                      Weighted
                                                                                                       Average
                                                                                   Number of          Exercise
                                                                                 Shares(1)              Price
                                                                                 ---------              -----
     Outstanding at December 31, 1996                                              68,783(2)         $ 7.47(2)
     Exercised                                                                   (11,862)(2)         $ 6.94(2)
                                                                                  --------
     Outstanding at December 31, 1997                                              56,921(2)         $ 6.94(2)
                                                                                   ========
     Outstanding at December 31, 1998                                              62,613(3)         $ 6.31(3)
                                                                                   ========

(1)  No options were granted during 1997 or 1998.
(2)  Unadjusted for 1998 10% Stock Split.
(3)  Adjusted for 1998 10% Stock Split.

The following is a summary of the status of the plans at December 31, 1998:

                                                                   Weighted                Weighted
                                                                     Average                Average
                 Exercise                                          Remaining               Exercise
                  Price                   Number              Contractual Life               Price
                  -----                   ------              ----------------               -----

                  $ 6.31                 18,789                    16 months                $ 6.31
                  $ 6.31                 43,824                    31 months                $ 6.31

All outstanding options were fully vested and exercisable at December 31, 1998.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 13 - STOCKHOLDERS' EQUITY (Continued)

The ability of Citrus to pay dividends to stockholders depends primarily on dividends received by Citrus from Citrus Bank. Citrus Bank's ability to pay dividends is limited by federal banking regulations based upon Citrus Bank's profitability and other factors. At December 31, 1998, approximately $674,000 of retained earnings of Citrus Bank was available for payment of dividends to Citrus without prior regulatory approval.

On April 27, 1998, Citrus' board of directors declared a stock split payable at a rate of 10% of shares issued and outstanding to stockholders of record on May 8, 1998, payable May 31, 1998. Cash in lieu of fractional shares was paid at the rate of $6.38 per share. The total cash paid in lieu of fractional shares amounted to less than $1,000. The majority of Citrus' shareholders are either directors, officers, or employees, and there is a presumption that these parties have intimate knowledge of the affairs of Citrus. Since Citrus is a closely-held registrant, and the Board of Directors has clearly stated that this distribution is a stock split and their intent is such, the need to transfer retained earnings does not exist. Accordingly, this stock split was not accounted for as a stock dividend as is generally the case for stock splits less than 20% to 25%.


NOTE 14 - NONINTEREST OPERATING EXPENSES

Other operating expenses were as follows:

                                                                                                  December 31,
                                                                                            1998              1997
                                                                                            ----              ----
                                                                                                (In Thousands)
     Advertising and public relations                                                   $      72         $      69
     Professional fees                                                                        133               288
     Data processing                                                                          158               153
     Stationary, printing, and supplies                                                        73                58
     Insurance                                                                                 30                24
     Telephone                                                                                 50                40
     Other miscellaneous expenses                                                             481               411
                                                                                        ---------         ---------

                                                                                         $    997           $ 1,043
                                                                                         ========           =======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Short-term Investments:
         For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities:
         For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans:
         For loans subject to repricing and loans intended for sale within six months, fair value is estimated at the carrying amount plus accrued interest.

         The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposit Liabilities:
         The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of long-term fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Short-term Debt:
         For short-term debt, including accounts and demand notes payable, the carrying amount is a reasonable estimate of fair value.

The estimated fair values of Citrus Bank's financial instruments at December 31, 1998, are as follows:

                                                                                          Carrying            Fair
                                                                                           Amount             Value
                                                                                           ------             -----
                                                                                               (In Thousands)
     Financial Assets
         Cash and deposits in other banks                                                $  3,949          $  3,949
         Federal funds sold                                                                 9,200             9,200
         Investment securities                                                              5,982             5,948
         Loans held for investment                                                         52,548            52,841
         Loans held for sale                                                                8,291             8,457
                                                                                        ---------         ---------

              Total assets valued                                                        $ 79,970          $ 80,395
                                                                                         ========          ========

     Financial Liabilities
         Deposits                                                                        $ 76,703          $ 76,462
         FHLB advances                                                                        217               217
                                                                                      -----------       -----------

              Total liabilities valued                                                   $ 76,920          $ 76,679
                                                                                         ========          ========

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were Citrus to have disposed of such items at December 31, 1998, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1998, should not necessarily be considered to apply at subsequent dates.


NOTE 16 - REGULATORY CAPITAL MATTERS

The Federal Reserve Board and other bank regulatory agencies have adopted risk-based capital guidelines for banks and bank holding companies. The main objectives of the risk-based capital framework are to provide a more consistent system for comparing capital positions of banking organizations and to take into account the different risks among banking organizations' assets, liabilities, and off-balance sheet items. Bank regulatory agencies have supplemented the risk-based capital standard with a leverage ratio for Tier 1 capital to total reported assets.

Failure to meet the capital adequacy guidelines and the framework for prompt corrective actions could initiate actions by the regulatory agencies, which could have a material effect on the financial statements.

As of December 31, 1998, the most recent notification from the FDIC, Citrus Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, it will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.

                                                                                                     To Be Well
                                                                                                     Capitalized
                                                                                                     Under Prompt
                                                                    For Capital                      Corrective Action
                                                                Adequacy Purposes                    Provisions
                                         Actual          greater than or   greater than or   greater than or   greater than or
                                    Amount     Ratio     equal to Amount   equal to Ratio    equal to Amount   equal to Ratio
                                    ------     -----     ---------------   --------------    ---------------   --------------
As of December 31, 1998
     Total Risk-Based Capital
     (To Risk-Weighted Assets)     $ 6,476     10.71%           $ 4,839     8.00%                $ 6,049          10.00%
     Tier 1 Capital
     (To Risk-Weighted Assets)     $ 6,015      9.94%           $ 2,420     4.00%                $ 3,630          6.00%
     Tier 1 Capital
     (To Adjusted Total Assets)    $ 6,015      7.33%           $ 3,283     4.00%                $ 4,104          5.00%

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 17 - PARENT COMPANY FINANCIAL INFORMATION

Presented below are condensed financial statements for Citrus Financial Services, Inc. (parent only):

Condensed Balance Sheets as of December 31:                                                  1998              1997
                                                                                             ----              ----
                                                                                                 (In Thousands)
Assets
     Cash and cash equivalents                                                           $    135         $    264
     Investment in subsidiary bank, net                                                     5,982            5,333
     Other assets                                                                             330              225
                                                                                        ---------         --------

     Total                                                                                $ 6,447          $ 5,822
                                                                                          =======          =======

Liabilities and Stockholders' Equity
     Liabilities                                                                      $         -      $         -
     Stockholders' equity                                                                   6,447            5,822
                                                                                         --------         --------

     Total                                                                                $ 6,447          $ 5,822
                                                                                          =======          =======

Condensed Statements of Operations and Stockholders' Equity
Years Ended December 31:                                                                     1998             1997
                                                                                             ----             ----
                                                                                                (In Thousands)
Equity in net income of subsidiary bank                                                  $    587         $    273
Other income                                                                                  101               43
Other expenses                                                                               (124)             (66)
                                                                                         --------         --------
Net income                                                                                    564              250
Stockholders' Equity:
     Beginning of  year                                                                     5,822            5,427
     Stock options exercised and rounding                                                      (1)              82
     Net change in unrealized holding gains on
         securities in subsidiary bank                                                         62               63
                                                                                       ----------        ---------

     End of year                                                                          $ 6,447          $ 5,822
                                                                                          =======          =======

Condensed Statements of Cash Flows
Years Ended December 31:                                                                     1998             1997
                                                                                             ----             ----
                                                                                                (In Thousands)
Operating Activities
Net income                                                                               $    564         $    250
Adjustment to reconcile net income to net cash
     provided by operating activities:
     Equity in undistributed earnings of subsidiary                                          (587)            (273)
     Deferred income taxes                                                                   (184)               68
     Other                                                                                     78             (126)
                                                                                         --------         --------
Net Cash Used In Operating Activities                                                        (129)             (81)
                                                                                         --------        ---------
Net Cash Provided by Financing Activities:
     Proceeds from stock options exercised                                                      -               82
                                                                                      -----------       ----------
Cash and cash equivalents:
     Beginning of year                                                                       264               263
                                                                                       ---------         ---------
     End of year                                                                        $    135          $    264
                                                                                        ========          ========

                                   SIGNATURES

     As required by the 33 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vero Beach, State of Florida, on the 21st day of April, 1999.

                                   CITRUS FINANCIAL SERVICES, INC.

          By:        /s/ Josh C. Cox, Jr.
                     --------------------
                         Josh C. Cox, Jr., President and Chief Executive Officer

          By:        /s/ Henry O. Speight
                     --------------------
                         Henry O. Speight, Chief Financial Officer

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Josh C. Cox, Jr., and Henry O. Speight their true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

       As required by the 33 Act, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

                Signature                                   Title                                    Date
                ---------                                   -----                                    ----


    */s/ Josh C. Cox, Jr.                            Chairman of the Board                           April 21, 1999
-----------------------------------------------
       Robert L. Brackett

    */s/ Josh C. Cox, Jr.                            Director                                        April 21, 1999
-----------------------------------------------
       Josh C. Cox, Jr.

    */s/ Josh C. Cox, Jr.                            Director                                        April 21, 1999
-----------------------------------------------
       Hubert Graves, Jr.

    */s/ Josh C. Cox, Jr.                            Director                                        April 21, 1999
-----------------------------------------------
       Roy H. Lambert

    */s/ Josh C. Cox, Jr.                            Director                                        April 21, 1999
-----------------------------------------------
       Earl H. Masteller

    */s/ Josh C. Cox, Jr.                            Director                                        April 21, 1999
-----------------------------------------------
       Louis L. Schlitt

    */s/ Josh C. Cox, Jr.                            Director                                        April 21, 1999
-----------------------------------------------
       Walter E. Smith, Jr.

    */s/ Josh C. Cox, Jr.                            Director                                        April 21, 1999
-----------------------------------------------
       James R. Thompson

*      Pursuant to Power of Attorney filed November 20, 1998,  authorizing  Josh
       C. Cox, Jr. as the true and lawful attorney-in- fact to sign all amendments to the Form SB-2 Registration Statement.

--------------------------------------------------------------------------------
       You should rely only on the information contained in this prospectus or information that we have referred to you. We have not authorized anyone to provide you with other or different information. Although information contained in this prospectus was, to the best of our knowledge, correct when it was printed, some of the information will change because Citrus continues to engage in its usual and customary business activities. The accidental or improper delivery of this prospectus to persons to whom it is unlawful to make an offer, because of state securities laws, shall not constitute an offer to buy the securities. All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------


TABLE OF CONTENTS:

--------------------------------------------------------------------------------


Prospectus Summary......................................2
Summary of Financial Data...............................6
Risk Factors............................................7
Use of Proceeds........................................10
Capitalization of Citrus...............................11
No Established Market
    for Citrus' Common Stock...........................12
Management's Discussion and Analysis of
    Financial Condition and Results of
       Operations......................................15
Business of Citrus.....................................40
Regulation and Supervision Governing Citrus............49
Management.............................................56
Executive Compensation.................................59
Certain Relations and Related
    Party Transactions.................................61
Beneficial Ownership of Common Stock...................61
Description of Capital Stock...........................63
Summary of the
    Articles of Incorporation of Citrus................64
Sales Agent Retained For This Offering.................67
The Offering...........................................68
Shares Eligible for Future Sale........................71
Legal Matters Pertaining To The Offering...............72
Certain Experts Retained By Citrus.....................72
Available Information About Citrus.....................72
Index to Financial Statements..........................73

--------------------------------------------------------------------------------



                            Minimum 1,000,000 Shares
                            Maximum 1,200,000 Shares


                               [GRAPHIC OMITTED]














--------------------------------------------------------------------------------


                                   PROSPECTUS

--------------------------------------------------------------------------------








                                 April ___, 1999

                               [GRAPHIC OMITTED]





--------------------------------------------------------------------------------

                                     PART-II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24:        Indemnification of Directors and Officers

       As provided under Florida law, the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, unless the breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) for unlawful corporate distributions; or (iv) an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or (v) an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

       Article IX of the Company's Bylaws provides that the Company shall indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of the Company, against reasonable expenses incurred by him in connection with such defense.

       The Company's Bylaws also provide that the Company is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (i) a disinterested majority of the Board of Directors; (ii) a majority of a committee of disinterested directors; (iii) independent legal counsel; or (iv) an affirmative vote of a majority of shares held by disinterested stockholders.

Item 25:        Other Expenses of Issuance and Distribution

       The  following  table sets forth all expenses  expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the sales agent's commissions assuming a maximum offering price of $11.50. All of the amounts shown are estimated except for the registration fees of the Commission.

       SEC Registration Fees........................            $    3,836

       NASD Filing Fee..............................                 1,880

       Blue Sky Registration Fees & Expenses........                 7,500

       Legal fees and expenses......................                95,000

       Accounting Fees..............................                40,000

       Printing and Engraving expenses..............                15,000

       Transfer Agent and
          Registration Fees and Expenses............                 4,000

       Escrow Fees..................................                 2,500

       Advertising..................................                 2,000

       Miscellaneous................................                 5,000
                                                                ----------

              Total.................................              $176,716
                                                                  ========



Item 26:      Recent Sales of Unregistered Securities.

     On December 14, 1995, the Company granted its President, Josh C. Cox, Jr., an option to purchase 25,000 shares of the Company's common stock adjusted to 26,400 shares following the 10% stock split. The grant was made in reliance upon the exemption contained in Section 4(2) of the Securities Act.

Item 27:      Exhibits and Financial Statement Schedules

     The following exhibits are filed as part of this Registration Statement:

   Exhibit
   Number                                              Description of Exhibit
   ------                                              ----------------------

      *1.1           Form of Sales Agency Agreement with Banc Stock Financial
                         Services, Inc.

     **3.1           Articles of Incorporation of the Company

     **3.2           By-Laws of the Company

       3.3           Amendments to Bylaws adopted March 16, 1995
                         (1995 1st Quarter 10Q)

      *4.1           Specimen Common Stock Certificate

      *4.2           Form of Escrow Agreement with Independent Bankers'
                         Bank of Florida

      *5.1           Opinion of Igler & Dougherty, P.A.

      10.5           Employment Letter with Walter A. Alvarez

     *21.1           Subsidiaries of the Company

     *23.1           Consent of Igler & Dougherty, P.A., included in the
                         Opinion Letter

      23.2           Consent of Stevens, Thomas, Schemer & Sparks, P.A.

     *24.1           Power of Attorney (included in signature page to this
                         Registration Statement)

     *27.1           Financial Data Schedule

------------------------------------

*    Denotes previously filed as part of this Registration Statement.

** Denotes previously filed as part of the Company's S-18 Registration Statement, File No. 33-29696-A.

Item 28.      Undertakings.

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424[b] of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.